Exhibit 2.4

EXECUTION VERSION

MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING

TRADEMARKS AND RELATED INTELLECTUAL PROPERTY

between

KRAFT FOODS GLOBAL BRANDS LLC

and

KRAFT FOODS GROUP BRANDS LLC

Dated as of September 27, 2012

TABLE OF CONTENTS

Page

ARTICLE I

DEFINITIONS

Section 1.1	Table of Definitions	5
Section 1.2	Certain Defined Terms	6

ARTICLE II

ALLOCATION OF OWNERSHIP OF TRADEMARKS, BRAND-RELATED

COPYRIGHTS AND DOMAIN NAMES

ARTICLE III

LICENSES

i

Section 3.13	Maintenance of Licensed Trademarks and Monitoring Obligations	40
Section 3.14	Responsibility for Proceedings and Litigation Pending on the Distribution Date; Assumption of Control of Prosecution of Assigned Trademark Applications	41
Section 3.15	Changes Affecting the European Union	42
Section 3.16	Changes Affecting the List of Countries in Schedule A	42
Section 3.17	Permissible Fair Use	42

ARTICLE IV

DIVERSION

ARTICLE V

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 5.1	Further Assurances	50
Section 5.2	Change of SnackCo Name	51

ARTICLE VI

TERMINATION

Section 6.1	Termination	51
Section 6.2	Effect of Termination	51
Section 6.3	Agreement Otherwise Not Terminable	51

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1	Step Process	51
Section 7.2	Negotiation and Mediation	51
Section 7.3	Arbitration	51
Section 7.4	Interim Relief	52
Section 7.5	Remedies	52
Section 7.6	Expenses	52

ii

ARTICLE VIII

MISCELLANEOUS

Schedule A: List of Countries by Region

Schedule B: GroceryCo Primary Brands

Schedule C: SnackCo Primary Brands

Schedule D: GroceryCo Domain Names

Schedule E: SnackCo Domain Names

Schedule F: European Union Member States in Which Certain GroceryCo-Branded

                    SnackCo Products Are Actively Marketed Pursuant to Ten-Year Licenses

Schedule G-1: Assignee/Sublicensee Quality Control Obligations for Kraft Licensed Products

Schedule G-2: Assignee/Sublicensee Quality Control Obligations for Other Licensed Products

Schedule H: “Bird’s” Trademark Licence Agreement

Schedule I: Usage Guidelines for Kraft GroceryCo Trademark

Schedule J: Usage Guidelines for “Back to Nature” SnackCo Mark

Schedule K: No-Diversion Letter

Schedule L: Existing Third-Party Contracts Regarding “Crystal Light”

Schedule M: Applicable Trademark Licenses

Schedule N: Non-Customer-Facing SnackCo Entities

iii

MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING

TRADEMARKS AND RELATED INTELLECTUAL PROPERTY

MASTER OWNERSHIP AND LICENSE AGREEMENT REGARDING TRADEMARKS AND RELATED INTELLECTUAL PROPERTY, dated as of September 27, 2012 and effective as of the Distribution Date (as defined in the Separation Agreement (as defined below)) (this “Agreement”), between Kraft Foods Global Brands LLC, a Delaware limited liability company (“SnackCo IPCo”), and Kraft Foods Group Brands LLC, a Delaware limited liability company (“GroceryCo IPCo”).

RECITALS

A. Kraft Foods Inc., a Virginia corporation (“Kraft Foods Inc.” or “SnackCo”) and Kraft Foods Group, Inc., a Virginia corporation (“GroceryCo”) have entered into the Separation and Distribution Agreement (the “Separation Agreement”), dated as of September 27, 2012, under which Kraft Foods Inc. will distribute to the Record Holders (as defined in the Separation Agreement), on a pro rata basis, all the outstanding shares of GroceryCo Common Stock (as defined in the Separation Agreement) owned by Kraft Foods Inc. on the Distribution Date (as defined in the Separation Agreement) (the “Distribution”).

B. Prior to the Distribution, Kraft Foods Inc., acting through itself and its direct and indirect Subsidiaries (as defined in the Separation Agreement), has conducted the GroceryCo Business (as defined in the Separation Agreement) and the SnackCo Business (as defined in the Separation Agreement). Pursuant to the Distribution, Kraft Foods Inc. is being separated into two publicly traded companies: (i) GroceryCo, which will own and conduct, directly and indirectly, the GroceryCo Business; and (ii) SnackCo, which will own and conduct, directly and indirectly, the SnackCo Business.

C. In furtherance of the separation of Kraft Foods Inc. into two publicly traded companies pursuant to the Separation Agreement, Section 2.1(b) of the Separation Agreement requires GroceryCo and SnackCo to, and to cause their respective Subsidiaries to, (A) transfer to one or more members of the GroceryCo Group (as defined in the Separation Agreement) all of the right, title and interest of the SnackCo Group (as defined in the Separation Agreement) in and to all GroceryCo Assets (as defined in the Separation Agreement) and (B) transfer to one or more members of the SnackCo Group all of the right, title and interest of the GroceryCo Group in and to all SnackCo Assets (as defined in the Separation Agreement).

D. In addition to such transfer of GroceryCo Assets and SnackCo Assets, the parties desire to license to each other certain Trademarks (as defined below) on both a short-term and long-term basis, taking into consideration the historic joint development of such Trademarks by the GroceryCo and SnackCo Businesses, the overlapping usage by both the GroceryCo and SnackCo Businesses in certain jurisdictions, and the needs for the Licensee (as defined below) to transition to new branding and Trademarks and exhaust existing inventory.

E. The parties desire to enter into an agreement on the following terms and conditions to set forth their agreements regarding the ownership and licensing of Trademarks used in the conduct of the GroceryCo Business and the SnackCo Business.

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Table of Definitions. The following terms have the meanings set forth on the pages referenced below:

Definition	Page
Accused Party	45
Adjusted EBITDA	6
AEBITDA Statement	49
Agreement	4
Applicable Licensee	48
Applicable Trademark License	95
Asia Pacific Countries	16
Blocking Notice	16
Buy-Back	48
Buy-Back Notice	48
Buy-Back Option	48
Buy-Back Payment	48
Canadian Transfer Agreement	6
Caribbean Countries	6
CEE Countries	6
CEEMA Countries	6
Central American Countries	6
Composite Mark	16
CPR/INTA	51
Customers	42
Dispute	51
Dispute Notice	51
Distribution	4
Diversion Audit	45
Diversion Audit Report	46
Diversion Auditor	45
Diversion Panel	44
European Union	7
Exclusively Licensed Trademark	7
Flavorburst Logo	7
GroceryCo	4
GroceryCo Brand IP	7
GroceryCo Brand-Related Copyrights	7

Definition	Page
GroceryCo Canada	7
GroceryCo Domain Names	7
GroceryCo IPCo	4
GroceryCo Mark Binders	8
GroceryCo Marks	8
GroceryCo Primary Brands	8
GroceryCo Products	8
GroceryCo Sub-Brands	10
GroceryCo Trade Dress	11
GroceryCo Whitespace Jurisdictions	14
GroceryCo-Developed Sub-Brands	12
GroceryCo-Developed Trade Dress	12
ICDR	52
Infringed Party	45
Kraft Foods Inc.	4
Kraft GroceryCo Trademark	8
Kraft Hexagon Logo	8
LA ex-Caribbean Countries	8
Large North American Customer	8
Latin American Countries	8
Licensed GroceryCo Copyright-Protected Materials	25
Licensed SnackCo Copyright-Protected Materials	30
Licensed Trademark	8
Licensee	8
Licensor	8
Material Diversion	45
MEA Countries	8
NA Countries	8
Near East Countries	8
No Diversion Letter	9
Perpetual Licensee	9

Premier	13
Relevant Business	48
Repeated Diversion	48
Separation Agreement	4
SnackCo	4
SnackCo Brand IP	9
SnackCo Brand-Related Copyrights	9
SnackCo Canada	9
SnackCo Domain Names	9
SnackCo IPCo	4
SnackCo Mark Binders	9
SnackCo Marks	9
SnackCo Primary Brands	9

SnackCo Products	9
SnackCo Sub-Brands	12
SnackCo Trade Dress	12
SnackCo Whitespace Jurisdictions	14
SnackCo-Developed Sub-Brands	11
SnackCo-Developed Trade Dress	11
South American Countries	9
Split-Ownership Brands	9
Sub-Brands	10
Trade Dress	10
Trademarks	10
United States	10
US Military Bases	10

Section 1.2 Certain Defined Terms . Capitalized terms used herein without definition shall have the meanings assigned to them in the Separation Agreement. For the purposes of this Agreement:

“Adjusted EBITDA” shall mean earnings before interest, taxes, depreciation and amortization, each as determined in accordance with United States generally accepted accounting principles applied on a consistent basis, for the most recent trailing twelve month period, provided that the effects of any of the following shall be excluded from Adjusted EBITDA: (1) any profit or loss attributable to acquisitions or dispositions of stock or assets, (2) any intangibles/goodwill amortization charges attributable to acquisitions or dispositions of stock or assets, (3) any changes in accounting standards or practices utilized in preparing the financial statements of the Relevant Business, (4) all items of gain, loss or expense for the applicable year related to restructuring charges for the Relevant Business and (5) all items of gain, loss or expense for the year determined to be extraordinary or unusual in nature or infrequent in occurrence or related to the disposal of a segment of a business.

“Asia Pacific Countries” means the countries listed under the heading “Asia Pacific Countries” in Schedule A hereto.

“Canadian Transfer Agreement” means the asset transfer agreement dated as of September 29, 2012 between Mondelez Canada Inc. and Kraft Canada Inc., as may be amended or modified from time to time.

“Caribbean Countries” means the countries listed under the heading “Caribbean Countries” in Schedule A hereto.

“CEE Countries” means the countries listed under the heading “CEE Countries” in Schedule A hereto.

“CEEMA Countries” means the CEE Countries and the MEA Countries.

“Central American Countries” means the countries listed under the heading “Central American Countries” in Schedule A hereto.

“European Union” means the member states of the European Union as at the Distribution Date and the EFTA countries as at the Distribution Date (i.e., Iceland, Liechtenstein, Norway and Switzerland).

“Exclusively Licensed Trademark” means any Licensed Trademark that is the subject of an exclusive license grant hereunder.

“Flavorburst Logo” means the composite logo that consists of “kraft foods” and the “Flavorburst” graphic that is used as at the Distribution Date in connection with the GroceryCo Business and the SnackCo Business as shown below.

“GroceryCo Brand-Related Copyrights” means any of the copyrights owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution in any product packaging, advertising and promotional material and website and other content that relates specifically to products that are primarily branded with GroceryCo Marks, other than the copyrights mentioned in Section 2.1(d).

“GroceryCo Brand IP” means, collectively, the GroceryCo Marks (and the goodwill associated therewith), the GroceryCo Brand-Related Copyrights and the GroceryCo Domain Names.

“GroceryCo Canada” means Kraft Canada Inc.

“GroceryCo Domain Names” means any domain names (uniform resource locator addresses) owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution that are listed on Schedule D.

“GroceryCo Mark Binders” means the Trademark binders dated as of the Distribution Date and labeled “GroceryCo Marks” that contain a listing of all of the GroceryCo Marks.

“GroceryCo Marks” means any of the Trademarks owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution that (i) are GroceryCo Primary Brands or (ii) primarily relate to or are primarily used in the GroceryCo Business. The “GroceryCo Marks” include all of the Trademarks listed in the GroceryCo Mark Binders (other than any SnackCo Primary Brand listed inadvertently therein) and exclude all of the Trademarks that are listed in the SnackCo Mark Binders (other than any GroceryCo Primary Brand listed inadvertently therein).

“GroceryCo Primary Brands” means the brands used in the GroceryCo Business that are listed on Schedule B hereto.

“GroceryCo Products” means products produced, manufactured, advertised, promoted. marketed, distributed or sold in connection with the GroceryCo Business.

“Kraft GroceryCo Trademark” means the Trademarks “KRAFT” and “KRAFT FOODS” owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution, including the Kraft Hexagon Logo or any successor logo adopted by GroceryCo.

“Kraft Hexagon Logo” means the Trademark owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution that consists of “Kraft” bordered with a hexagon as shown below.

“LA ex-Caribbean Countries” means the Latin American Countries excluding the Caribbean Countries.

“Large North American Customer” means as at the Distribution Date one of the following Customers and any successor thereto: Wal-Mart, CostCo, Safeway, Kroger, Supervalu, and Target, and following the Distribution Date any other Person that is in the top five (5) of all food retailers in the United States.

“Latin American Countries” means the Caribbean Countries, the Central American Countries, Mexico and the South American Countries.

“Licensed Trademark” means a GroceryCo Mark or a SnackCo Mark that is licensed under this Agreement by GroceryCo IPCo or SnackCo IPCo, as the case may be, to SnackCo IPCo or GroceryCo IPCo, as applicable.

“Licensee” means, with reference to a Licensed Trademark, the party (or any of its successors or permitted assigns) to which such Licensed Trademark is licensed by the other party hereunder.

“Licensor” means, with reference to a Licensed Trademark, the party (or any of its successors or permitted assigns) which licenses a Licensed Trademark to the other party hereunder.

“MEA Countries” means the countries listed under the heading “MEA Countries” in Schedule A hereto.

“NA Countries” means the United States and Canada only. For the avoidance of doubt, the term “NA Countries” does not include Mexico.

“Near East Countries” means the Republic of Yemen, the Republic of Iraq, the Hashemite Kingdom of Jordan, the Syrian Arab Republic, the Lebanese Republic, Palestine, Israel and the member states of “The Cooperation Council For the Arab States of the Gulf” (GCC), i.e. the United Arab Emirates (consisting of the emirates: Abu Dhabi, Ajman, Dubai, Fujairah, Ras al-Khaimah, Sharjah and Umm al-Quwain), the Kingdom of Bahrain, the Kingdom of Saudi Arabia, the Sultanate of Oman, the State of Qatar and the State of Kuwait.

“No-Diversion Letter” means the letter set out in Schedule K hereto.

“Perpetual Licensee” means a Licensee to which a perpetual license is granted pursuant to Section 3.1(c) or Section 3.2(c).

“SnackCo Brand-Related Copyrights” means any of the copyrights owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution in any product packaging, advertising and promotional material and website and other content that relates specifically to products that are primarily branded with SnackCo Marks, other than the copyrights mentioned in Section 2.1(d).

“SnackCo Canada” means Mondelez Canada Inc.

“SnackCo Domain Names” means any of the domain names (uniform resource locator addresses) owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution that are listed on Schedule E hereto.

“SnackCo Brand IP” means, collectively, the SnackCo Marks (and the goodwill associated therewith), the SnackCo Brand-Related Copyrights and the SnackCo Domain Names.

“SnackCo Mark Binders” means the Trademark binders dated as of the Distribution Date and labeled “SnackCo Marks” that contain a listing of all of the SnackCo Marks.

“SnackCo Marks” means any of the Trademarks owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution that (i) are SnackCo Primary Brands or (ii) primarily relate to or are primarily used in the SnackCo Business. The “SnackCo Marks” include all of the Trademarks listed in the SnackCo Mark Binders (other than any GroceryCo Primary Brand listed inadvertently therein) and exclude all of the Trademarks that are listed in the GroceryCo Mark Binders (other than any SnackCo Primary Brand listed inadvertently therein).

“SnackCo Primary Brands” means the brands used in the SnackCo Business that are listed on Schedule C hereto.

“SnackCo Products” means products produced, manufactured, advertised, promoted, marketed, distributed or sold in connection with the SnackCo Business.

“South American Countries” means the countries listed under the heading “South American Countries” in Schedule A hereto.

“Split-Ownership Brands” means the following brands used in connection with the GroceryCo Business and the SnackCo Business: “Philadelphia,” “Maxwell House,” “Gevalia,” “Dream Whip” and “Live Active.”

“Sub-Brands” means a Trademark, excluding Trade Dress, used on the front of the package for purpose of naming product variants, product segments, product flavors, usage occasions and the like and used in combination with a licensed GroceryCo Primary Brand or a licensed SnackCo Primary Brand, as the case may be.

“Trade Dress” means the rights in the registered or unregistered characteristics of the visual appearance of a product packaging including the shape or appearance of the container, graphic design, and color scheme or design, or a combination of any of the foregoing that serve as a source identifier and are used on the package in combination with a licensed GroceryCo Primary Brand or a licensed SnackCo Primary Brand, as the case may be.

“Trademarks” means trademarks, service marks, trade names and other indications of origin or similar rights and all related Trade Dress, in each case, whether registered or unregistered, including all registrations and all applications to register any of the foregoing.

“United States” means the United States of America, excluding its territories and possessions in the Caribbean Countries. A license grant that covers the United States shall be deemed to extend to all US Military Bases as well as American Samoa and Guam.

“US Military Bases” means any military bases operated by the United States Government anywhere in the world.

ARTICLE II

ALLOCATION OF OWNERSHIP OF TRADEMARKS, BRAND-RELATED

COPYRIGHTS AND DOMAIN NAMES

Section 2.1 Ownership of Trademarks, Brand-Related Copyrights and Domain Names.

(a) Ownership by GroceryCo IPCo.

(i) The parties acknowledge that, as between the parties and their respective Affiliates, GroceryCo IPCo and its Affiliates are the sole and exclusive owners of the GroceryCo Brand IP and that no SnackCo Entity has any right or interest therein, subject to the licenses granted to SnackCo IPCo in the GroceryCo Brand IP under this Agreement. SnackCo IPCo hereby assigns to GroceryCo IPCo all right, title and interest of SnackCo IPCo in and to the GroceryCo Brand IP, and agrees to cause its Affiliates to assign pursuant to separate assignment agreements to GroceryCo IPCo or an Affiliate of GroceryCo IPCo designated by GroceryCo IPCo any right, title and interest of such Affiliates of SnackCo IPCo in and to the GroceryCo Brand IP.

(ii) All Sub-Brands used for GroceryCo Products and adopted by SnackCo IPCo or any of its Affiliates prior to the Distribution Date with respect to any of the GroceryCo Marks licensed hereunder (“GroceryCo Sub-Brands”) shall be owned by GroceryCo IPCo (or, pursuant to separate assignment agreements, Affiliates of GroceryCo IPCo designated by GroceryCo IPCo) and deemed to be included in the GroceryCo Marks licensed to SnackCo IPCo hereunder, and SnackCo IPCo hereby assigns to GroceryCo IPCo all right, title and interest of SnackCo IPCo in such

GroceryCo Sub-Brands, and agrees to cause its Affiliates to assign pursuant to separate assignment agreements to GroceryCo IPCo or an Affiliate of GroceryCo IPCo designated by GroceryCo IPCo any right, title and interest of such Affiliates of SnackCo IPCo in and to such GroceryCo Sub-Brands. Sub-Brands that are created in good faith after the Distribution Date by or on behalf of a SnackCo Entity independently from such GroceryCo Sub-Brands in connection with the use of a GroceryCo Mark licensed by GroceryCo IPCo hereunder (“SnackCo-Developed Sub-Brands”) shall be owned by SnackCo IPCo or its respective Affiliates.

(iii) All Trade Dress used for GroceryCo Products and adopted by SnackCo IPCo or any of its Affiliates prior to the Distribution Date with respect to any of the GroceryCo Marks licensed hereunder (“GroceryCo Trade Dress”) shall be owned by GroceryCo IPCo (or, pursuant to separate assignment agreements, Affiliates of GroceryCo IPCo designated by GroceryCo IPCo) and deemed to be included in the GroceryCo Marks licensed to SnackCo IPCo hereunder, and SnackCo IPCo hereby assigns to GroceryCo IPCo all right, title and interest of SnackCo IPCo in such GroceryCo Trade Dress, and agrees to cause its Affiliates to assign pursuant to separate assignment agreements to GroceryCo IPCo or an Affiliate of GroceryCo IPCo designated by GroceryCo IPCo any right, title and interest of such Affiliates of SnackCo IPCo in and to such GroceryCo Trade Dress. Any Trade Dress that is created in good faith after the Distribution Date by or on behalf of a SnackCo Entity independently from such GroceryCo Trade Dress in connection with the use of a GroceryCo Mark licensed by GroceryCo IPCo hereunder (“SnackCo-Developed Trade Dress”) and that portion of any Trade Dress that relates specifically to any SnackCo Marks shall be owned by SnackCo IPCo or its respective Affiliates.

(iv) No new GroceryCo Sub-Brands or GroceryCo Trade Dress shall be adopted and used in connection with any licensed GroceryCo Mark by SnackCo IPCo or any of its Affiliates after the Distribution Date without the prior written approval of GroceryCo IPCo, which GroceryCo IPCo may withhold in its sole discretion. SnackCo IPCo (or its Affiliates) may, without the prior written approval of GroceryCo IPCo, develop, adopt, file Trademark applications with respect to, and use, SnackCo-Developed Sub-Brands or SnackCo-Developed Trade Dress in connection with GroceryCo Marks licensed hereunder; provided that SnackCo IPCo and its Affiliates shall not file new Trademark applications that combine a licensed GroceryCo Mark with a SnackCo-Developed Sub-Brand or SnackCo-Developed Trade Dress. GroceryCo IPCo shall not hinder, aggravate or block good faith efforts of SnackCo IPCo or its Affiliates to migrate from a GroceryCo Sub-Brand or GroceryCo Trade Dress included within the license of a GroceryCo Mark to a SnackCo-Developed Sub-Brand or SnackCo-Developed Trade Dress hereunder; provided that such SnackCo-Developed Sub-Brand or SnackCo-Developed Trade Dress is not confusingly similar to the initially used GroceryCo Sub-Brand or GroceryCo Trade Dress licensed by GroceryCo IPCo hereunder.

(b) Ownership by SnackCo IPCo.

(i) The parties acknowledge that, as between the parties and their respective Affiliates, SnackCo IPCo and its Affiliates are the sole and exclusive owners of the

SnackCo Brand IP and that no GroceryCo Entity has any right or interest therein, subject to the licenses granted to GroceryCo IPCo in the SnackCo Brand IP under this Agreement. GroceryCo IPCo hereby assigns to SnackCo IPCo all right, title and interest of GroceryCo IPCo in and to the SnackCo Brand IP, and agrees to cause its Affiliates to assign pursuant to separate assignment agreements to SnackCo IPCo or an Affiliate of SnackCo IPCo designated by SnackCo IPCo any right, title and interest of such Affiliates of GroceryCo IPCo in and to the SnackCo Brand IP.

(ii) All Sub-Brands used for SnackCo Products and adopted by GroceryCo IPCo or any of its Affiliates prior to the Distribution Date with respect to any of the SnackCo Marks licensed hereunder (“SnackCo Sub-Brands”) shall be owned by SnackCo IPCo (or, pursuant to separate assignment agreements, Affiliates of SnackCo IPCo designated by SnackCo IPCo) and deemed to be included in the SnackCo Marks licensed to GroceryCo IPCo hereunder, and GroceryCo IPCo hereby assigns to SnackCo IPCo all right, title and interest of GroceryCo IPCo in such SnackCo Sub-Brands, and agrees to cause its Affiliates to assign pursuant to separate assignment agreements to SnackCo IPCo or an Affiliate of SnackCo IPCo designated by SnackCo IPCo any right, title and interest of such Affiliates of GroceryCo IPCo in and to such SnackCo Sub-Brands. Sub-Brands that are created in good faith after the Distribution Date by or on behalf of a GroceryCo Entity independently from such SnackCo Sub-Brands in connection with the use of a SnackCo Mark licensed by SnackCo IPCo hereunder (“GroceryCo-Developed Sub-Brands”) shall be owned by GroceryCo IPCo or its respective Affiliates.

(iii) All Trade Dress used for SnackCo Products and adopted by GroceryCo IPCo or any of its Affiliates prior to the Distribution Date with respect to any of the SnackCo Marks licensed hereunder (“SnackCo Trade Dress”) shall be owned by SnackCo IPCo (or, pursuant to separate assignment agreements, Affiliates of SnackCo IPCo designated by SnackCo IPCo) and deemed to be included in the SnackCo Marks licensed to GroceryCo IPCo hereunder, and GroceryCo IPCo hereby assigns to SnackCo IPCo all right, title and interest of GroceryCo IPCo in such SnackCo Trade Dress, and agrees to cause its Affiliates to assign pursuant to separate assignment agreements to SnackCo IPCo or an Affiliate of SnackCo IPCo designated by SnackCo IPCo any right, title and interest of such Affiliates of GroceryCo IPCo in and to such SnackCo Trade Dress. Any Trade Dress that is created in good faith after the Distribution Date by or on behalf of a GroceryCo Entity independently from such SnackCo Trade Dress in connection with the use of a SnackCo Mark licensed by SnackCo IPCo hereunder (“GroceryCo-Developed Trade Dress”) and that portion of any Trade Dress that relates specifically to any GroceryCo Marks shall be owned by GroceryCo IPCo or its respective Affiliates.

(iv) No new SnackCo Sub-Brands or SnackCo Trade Dress shall be adopted and used in connection with any licensed SnackCo Mark by GroceryCo IPCo or any of its Affiliates after the Distribution Date without the prior written approval of SnackCo IPCo, which SnackCo IPCo may withhold in its sole discretion. GroceryCo IPCo (or its Affiliates) may, without the prior written approval of SnackCo IPCo, develop, adopt, file Trademark applications with respect to, and use, GroceryCo-Developed Sub-Brands or GroceryCo-Developed Trade Dress in connection with SnackCo Marks licensed hereunder; provided that GroceryCo IPCo and its Affiliates shall not file new Trademark applications that combine a licensed SnackCo Mark with a GroceryCo-Developed Sub-Brand or GroceryCo-Developed Trade Dress. SnackCo IPCo shall not hinder, aggravate or block good faith efforts of GroceryCo IPCo or its Affiliates to migrate from a SnackCo Sub-Brand or SnackCo Trade Dress included within the license of a SnackCo Mark to a GroceryCo-Developed Sub-Brand or GroceryCo-Developed Trade Dress hereunder; provided that such GroceryCo-Developed Sub-Brand or GroceryCo-Developed Trade Dress is not confusingly similar to the initially used SnackCo Sub-Brand or SnackCo Trade Dress licensed by SnackCo IPCo hereunder.

(c) License split of “Bird’s”. SnackCo IPCo shall procure that Kraft Foods International, Inc. will notify Premier Ambient Products (UK) Limited (“Premier”) of its intention to assign its exclusive trademark license for the sale of dessert products under the “Bird’s” brand in Canada, which Premier has granted to Kraft Foods International, Inc. under the Trademark Licence Agreement, dated February 13, 2005 and which is attached as Schedule H hereto, to GroceryCo IPCo or another GroceryCo Entity designated by GroceryCo IPCo, and such GroceryCo Entity shall enter into a deed of adherence with Premier’s affiliate Premier Foods Group Limited prior to or upon the assignment of the “Bird’s” license as set forth in section 9.1 of such Trademark Licence Agreement. Kraft Foods International, Inc. shall remain the licensee for the sale of dessert products under the “Bird’s” brand in all other licensed territories under such Trademark Licence Agreement, dated February 13, 2005. Kraft Foods International, Inc. shall also undertake reasonable efforts to obtain Premier’s written consent that sublicensees may be appointed by GroceryCo IPCo (or such other designated GroceryCo Entity) in Canada and by Kraft Foods International, Inc. in all other licensed territories under such Trademark Licence Agreement, dated February 13, 2005, in each case in accordance with section 9.2 of the Trademark Licence Agreement, dated February 13, 2005.

(d) Any copyrights owned by Kraft Foods Inc. or any of its direct or indirect Subsidiaries immediately prior to the Distribution that relate specifically to a Split-Ownership Brand shall be owned, on a divided basis, by GroceryCo IPCo or its Affiliates, on the one hand, and SnackCo IPCo or its Affiliates, on the other hand, and may be used by either party or its Affiliates without a duty of accounting or other obligation to the other party; provided that any such use of such copyrights in connection with a Split-Ownership Brand shall be consistent with and limited to the territory to which SnackCo IPCo’s or GroceryCo IPCo’s ownership in and rights to use the Split-Ownership Brand extends hereunder.

(e) The parties shall, and shall cause their respective Affiliates to, execute and deliver such instruments of assignment and transfer and take such other actions as are necessary to memorialize or perfect the assignments provided for in Section 2.1(a) and Section 2.1(b). The assignee of Trademarks or other intellectual property assigned pursuant to Section 2.1(a) and Section 2.1(b), respectively, shall be responsible, at its sole cost, for filing or recording in the relevant jurisdictions assignments of the Trademarks or such other intellectual property assigned to such assignee pursuant to Section 2.1(a) or Section 2.1(b), as applicable. To the extent one party is requested by the other party to do so, such party shall reasonably assist the requesting party in complying with any formalities to memorialize or perfect the assignment of the Trademarks to the requesting party for Trademarks intended hereunder to be owned by such requesting party.

Section 2.2 Disclaimer of Representations and Warranties. Each of SnackCo IPCo (on behalf of itself and each other SnackCo Entity) and GroceryCo IPCo (on behalf of itself and each other GroceryCo Entity) understands and agrees that no party (including its Affiliates) to this Agreement is making any representations or warranties relating in any way to the GroceryCo Brand IP or the SnackCo Brand IP assigned or licensed hereunder to any Consent required in connection therewith, to the value or freedom from any Security Interests of, or any other matter concerning, any GroceryCo Brand IP or SnackCo Brand IP, or to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any GroceryCo Brand IP or SnackCo Brand IP upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth in this Agreement, (a) all GroceryCo Brand IP and SnackCo Brand IP are being transferred or licensed on an “as is,” “where is” basis, (b) any implied warranty of merchantability, fitness for a specific purpose or otherwise is hereby expressly disclaimed, (c) the respective transferees shall bear the economic and legal risks that any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest and (d) none of the parties (including their Affiliates) to this Agreement or any other Person makes any representation or warranty with respect to any information, documents or material made available in connection with the entering into of this Agreement or the transactions contemplated hereby.

Section 2.3 Agreements regarding “White-Space” Registrations.

(a) Filing exclusivity for GroceryCo Primary Brands and SnackCo Primary Brands except Split-Ownership Brands. The parties acknowledge that (i) there are various jurisdictions in which GroceryCo IPCo or other GroceryCo Entities have not filed applications or obtained registrations for GroceryCo Primary Brands and in which, if filings or registrations were to have been made or obtained on the Distribution Date, would have been owned by GroceryCo IPCo as a result of the allocation of ownership of Trademarks made under this Agreement (“GroceryCo Whitespace Jurisdictions”) and (ii) there are various jurisdictions in which SnackCo IPCo or other SnackCo Entities have not filed applications or obtained registrations for SnackCo Primary Brands and in which, if filings or registrations were to have been made or obtained on the Distribution Date, would have been owned by SnackCo IPCo based on the allocation of ownership of Trademarks made under this Agreement (“SnackCo Whitespace Jurisdictions”). In order to facilitate the ability of GroceryCo IPCo to register GroceryCo Primary Brands in the GroceryCo Whitespace Jurisdictions and the ability of SnackCo IPCo to register SnackCo Primary Brands in the SnackCo Whitespace Jurisdictions during the ten-year period following the Distribution Date, each of GroceryCo IPCo and SnackCo IPCo are agreeing to the restrictions set forth in this Section 2.3 with respect to the filing of certain new Trademark applications in certain jurisdictions. For the ten-year period commencing on the Distribution Date, GroceryCo IPCo agrees that no GroceryCo Entity shall file any new Trademark applications with respect to any SnackCo Primary Brand (or any Trademark that is identical or confusingly similar thereto) in any SnackCo Whitespace Jurisdictions and SnackCo IPCo agrees that no SnackCo Entity shall file any new Trademark applications with respect to any GroceryCo Primary Brand (or any Trademark that is identical or confusingly similar thereto) in any GroceryCo Whitespace Jurisdictions. Unless expressly provided otherwise herein, the parties agree that following the ten-year exclusivity period any new Trademark sought to be registered by a SnackCo Entity shall not use or include the Kraft GroceryCo Trademark or a hexagon/racetrack design that is identical or confusingly similar to the hexagon/racetrack design incorporated in the Kraft Hexagon Logo or any successor logo adopted by GroceryCo.

(b) Filing exclusivity for Split-Ownership Brands.

(i) No SnackCo Entity shall file during the ten-year period commencing on the Distribution Date any new Trademark applications for a Split-Ownership Brand (or any Trademark that is identical or confusingly similar thereto) in the NA Countries and the Caribbean Countries and, in the case of “Maxwell House” and “Gevalia”, in addition in the Latin American Countries;

(ii) No GroceryCo Entity shall file during the ten-year period commencing on the Distribution Date any new Trademark applications for a Split-Ownership Brand (or any Trademark that is identical or confusingly similar thereto) in territories outside the NA Countries and the Caribbean Countries and, in the case of “Maxwell House” and “Gevalia,” in the European Union and those CEE Countries which are not member states of the European Union as at the Distribution Date;

(c) By way of example related to Section 2.3(a): (i) SnackCo IPCo agrees that no SnackCo Entity shall file during the ten-year period commencing on the Distribution Date in any jurisdiction anywhere in the world any new Trademark applications with respect to the “Oscar Mayer” GroceryCo Primary Brand (or any Trademark that is identical or confusingly similar thereto); (ii) GroceryCo IPCo agrees that no GroceryCo Entity shall file during the ten-year period commencing on the Distribution Date in any jurisdiction anywhere in the world any new Trademark applications with respect to the “Oreo” SnackCo Primary Brand (or any Trademark that is identical or confusingly similar thereto); and by way of example related to Section 2.3(b): GroceryCo IPCo agrees that no GroceryCo Entity shall file during the ten-year period commencing on the Distribution Date in any jurisdiction outside the NA countries and the Caribbean Countries any new applications with respect to the “Philadelphia” Split-Ownership Brand (or any Trademark that is identical or confusingly similar thereto). At the tenth anniversary of the Distribution Date, the restrictions imposed under this Section 2.3 on the parties and their Affiliates with respect to filing new Trademark applications shall lapse.

(d) Notwithstanding the above, this Section 2.3 shall not prohibit any GroceryCo Entity or SnackCo Entity from filing an application for and registering any new Trademark that was independently developed after the Distribution Date by or on behalf of such GroceryCo Entity or SnackCo Entity, as the case may be; provided that such Trademark (i) is adopted and filed in good faith, (ii) is not identical or confusingly similar to a GroceryCo Primary Brand or SnackCo Primary Brand, as the case may be, owned by the other party hereunder in any jurisdiction or a Split-Ownership Brand owned by the other party hereunder in the jurisdiction in which such filing occurs, taking into account the entire Trademark as filed and the applicable respective goods and services, and (iii) would not violate the other party’s rights if a third party were to make such filing in the same jurisdiction.

Section 2.4 Composite Marks.

(a) The parties acknowledge and agree that certain GroceryCo Marks or SnackCo Marks constitute composite Trademarks (each, a “Composite Mark”) a constituent element of which includes a word, logo, Sub-Brand, or slogan that constitutes a discrete Trademark that is owned by the other party. The parties acknowledge that the ownership arrangements with respect to Composite Marks to which the parties have agreed are for convenience and a party’s ownership of a Composite Mark does not confer on such party any ownership interest or other rights in any such constituent element of such Composite Mark that constitutes a discrete Trademark of the other party. For example, a SnackCo Mark that constitutes a Composite Mark is “Kraft Handi-Snacks” and SnackCo IPCo’s ownership of such Composite Mark does not confer on SnackCo IPCo any ownership or other rights in the Kraft GroceryCo Trademark.

(b) A party that owns any application or registration for a Composite Mark agrees to withdraw or cancel such application or registration of such Composite Mark in any jurisdiction as soon as reasonably practicable after the other party gives written notice (a “Blocking Notice”) to such party that the existence of such application or registration is blocking the other party from registering or enforcing the discrete Trademark (or variations thereof) owned by the other party that is a constituent element of such Composite Mark. The parties agree that no registrations of any Composite Mark will be renewed by the owner thereof and that any new registration sought by the owner of any Composite Mark must not include the constituent element of such Composite Mark that constitutes a discrete Trademark of the other party. A Blocking Notice may be given by a party only if such party has received a communication from the relevant trademark office, a court of competent jurisdiction or other third party regarding the existence of the block that is the subject of the Blocking Notice. For the avoidance of doubt, the parties agree that the renewal of the registration of any SnackCo Mark that constituted a component of a Composite Mark and any new Trademark sought to be registered by a SnackCo Entity that serves as a replacement for a Composite Mark, shall not use or include the Kraft GroceryCo Trademark or a hexagon/racetrack design that is identical or confusingly similar to the hexagon/racetrack design incorporated in the Kraft Hexagon Logo:

Section 2.5 Mistaken Allocations.

If, prior to the third anniversary of the Distribution Date, either party discovers that a Trademark (other than a GroceryCo Mark that is a GroceryCo Primary Brand) intended by the parties to be owned by SnackCo was inadvertently listed in the GroceryCo Mark Binders or a Trademark (other than a SnackCo Mark that is a SnackCo Primary Brand) intended by the parties to be owned by GroceryCo was inadvertently listed in the SnackCo Mark Binders, such party shall provide written notice to the other party and the parties thereafter shall cooperate in good faith and amend the listings in the GroceryCo Mark Binders and SnackCo Mark Binders, as applicable, and assign any such Trademark to the proper party, as mutually agreed. The parties agree that they shall treat any such mistakenly allocated Trademark as having been owned by the proper party as of the Distribution Date.

Section 2.6 Certain Dot-Com Domain Name Arrangements.

(a) With respect to a domain name associated with a Split-Ownership Brand, upon either party’s request, the party owning such domain name shall include on the website located at such domain name a reasonably observable hypertext link, as reasonably approved by the requesting party, to a website owned by the requesting party (or one of its Affiliates) that relates to the sale, advertising or promotion of products under the applicable Split-Ownership Brand in those jurisdictions in which such requesting party owns such Split-Ownership Brands.

(b) If the GroceryCo Business or the SnackCo Business is using on the Distribution Date a domain name that includes a Licensed Trademark that will be licensed hereunder, GroceryCo IPCo or SnackCo IPCo, as the case may be, shall have the right to continue to use such domain name until the expiration of the term of the license granted to such party hereunder for the Licensed Trademark that is included in such domain name. The party that is permitted to continue to use a domain name that includes a Licensed Trademark shall be the registered user of such domain name during the term of the license of the Licensed Trademark (subject to such party’s obligation to immediately assign such domain name to the other party upon the expiration or earlier termination of the term of such license). Notwithstanding the allocation of ownership of GroceryCo Domain Names and SnackCo Domain Names pursuant to Section 2.1, the parties agree to assign domain names to the respective Licensee as necessary to give effect to the terms hereof (subject to the Licensee’s obligation at the end of the relevant license term to assign such domain names back to the party that owns such domain name in accordance with Section 2.1).

Section 2.7 Other Electronic Media.

The parties acknowledge and agree that a Licensee may reserve or register other electronic addresses (including with respect to social media) or similar or successor addresses in any form or media (whether now known or hereafter devised) that include a Licensed Trademark for use in connection with the SnackCo Business (in the case of SnackCo IPCo as Licensee) or GroceryCo Business (in the case of GroceryCo IPCo as Licensee), provided that the registration or reservation and use of such addresses is otherwise consistent with the terms and conditions of this Agreement, and subject to the Licensee’s obligation at the end of the relevant license term to assign such address back to the party that owns such Licensed Trademark in accordance with Section 2.1 (or, if not reasonably practicable to so assign, then such address shall be deregistered or unreserved by such Licensee).

Section 2.8 Electronic Marketing with Respect to Territory.

For the avoidance of doubt, the parties acknowledge and agree that advertising, promotion and marketing by a party on the internet or through any other means, media, or channel (whether now known or hereafter devised) that by its nature may reach Persons located outside the territory that such party is permitted to use a Trademark or copyright hereunder, shall not be deemed to be in violation of this Agreement provided that such advertising, promotion and marketing are not specifically targeted to or intended to encourage the sale of any products in such territory.

Section 2.9 Manufacture.

For the avoidance of doubt, the parties acknowledge and agree that manufacture of product, packaging, or materials by or on behalf of a party in a country in which such party is not permitted to use a Trademark for such product hereunder for shipment to a country in which such party is permitted to use a Trademark for such product hereunder shall not be deemed to be in violation of this Agreement provided that such activity is not publicized by such party in such country and such product, packaging, and materials are not distributed or sold in a manner that is inconsistent with the terms and conditions of this Agreement.

Section 2.10 Third Party Contracts.

The parties acknowledge and agree that, as of the Distribution Date, a party or its Affiliate may be bound by a contract with a third party concerning the Trademarks and related intellectual property rights addressed herein. All rights granted hereunder shall be subject to such third-party contracts, and nothing in this Agreement shall require a party to be in breach of such a third-party contract. Notwithstanding the foregoing, the applicable party shall and shall cause its Affiliates, to the extent it may do so without being in breach of such third-party contract, to perform under and in connection with such third-party contracts, and to cause such third parties to perform, in a manner consistent with this Agreement and not renew or extend the term of such third-party contracts with respect to any such provisions that otherwise are in conflict with this Agreement. A party shall, upon becoming aware of any such provisions that so conflict with this Agreement, notify the other party and reasonably consult and cooperate with the other party in connection therewith. In addition, (i) the parties shall respect the other party’s rights to the Trademarks and related intellectual property hereunder and shall use commercially reasonable efforts in good faith to refrain from taking actions that would reasonably be expected to materially and detrimentally impact the goodwill and reputation of the Trademarks and related intellectual property rights of the other party hereunder and (ii) except as otherwise expressly provided herein, neither party nor its Affiliates shall undertake any activity that it is aware would materially conflict with a contract or other commitment entered into as of the Distribution Date by the other party or its Affiliates with respect to products bearing Trademarks owned or licensed by such other party or its Affiliates.

Section 2.11 Exclusion of Canadian Trademarks.

GroceryCo Canada and SnackCo Canada are entering into the Canadian Transfer Agreement addressing, among other things, the parties’ respective ownership rights with respect to Trademarks and related intellectual property rights owned by GroceryCo Canada and by SnackCo Canada and the ownership of Trademarks and related intellectual property rights by certain Affiliates of the parties that are domiciled in Canada. In the event of a conflict between the Canadian Transfer Agreement and this Agreement, the Canadian Transfer Agreement shall control. Notwithstanding any provision of this Agreement to the contrary, including the provisions of Sections 2.1(a) and 2.1(b) hereof, nothing in this Agreement shall effect, constitute or change the timing of (i) any transfer, assignment, conveyance or other disposition of, or any amendment, modification, supplement or other change of or to, any right, title, interest or benefit in any Asset owned or held by GroceryCo Canada, SnackCo Canada or any of their direct or indirect subsidiaries (including partnerships); (ii) any transfer, assumption, forgiveness or release of, or any amendment, modification, supplement or other change of or to, any Liabilities of GroceryCo Canada, SnackCo Canada or of any of their direct or indirect subsidiaries (including partnerships); or (iii) any grant or other creation of any license, leave, authority or other permission to or by GroceryCo Canada or to or by SnackCo Canada or any of their direct or indirect subsidiaries (including partnerships).

Section 2.12 Compliance with Law.

In the event that the Law of a particular jurisdiction includes additional requirements that are necessary to prevent a Licensed Trademark hereunder from becoming invalid or unenforceable other than registration of a Licensed Trademark (e.g., trademark notices or marking requirements, if required by the Laws of a jurisdiction), then at the request of a party the other party shall reasonably cooperate to assist in implementing or otherwise reasonably satisfying such requirements, and the requesting party shall reimburse the other party for its reasonable costs and expenses incurred in connection therewith.

ARTICLE III

LICENSES

Section 3.1 License Grants by GroceryCo IPCo to SnackCo IPCo.

(a) Ten-Year License of Kraft GroceryCo Trademark to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the tenth anniversary of the Distribution Date an exclusive, fully-paid, royalty-free, and nontransferable (except as expressly permitted herein) license to use and display in the following jurisdictions the Kraft GroceryCo Trademark in the same relative size or smaller on the principle display panel as used on the Distribution Date on SnackCo Products in the following product categories existing on the Distribution Date on which the Kraft GroceryCo Trademark appears on such date in such jurisdictions and on any substantially similar SnackCo Products and flankers and product line extensions of such SnackCo Products developed by or on behalf of the SnackCo Business or any member of the SnackCo Group after the Distribution Date and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such SnackCo Products in such jurisdictions:

(i) cheese, including, without limitation, processed cheese, cream cheese, grated cheese, hard cheese and natural cheese in the Near East Countries, Australia and New Zealand, including the use of the GroceryCo mark “Singles” for processed cheese;

(ii) processed cheese in Mauritius, Mexico, Venezuela, Malaysia, Singapore and Philippines, including the use of the GroceryCo mark “Singles” for processed cheese;

(iii) mayonnaise in the European Union, Mexico, Venezuela, Australia and New Zealand;

(iv) salad dressing in the European Union, Australia and New Zealand;

(v) peanut butter in Australia and New Zealand;

(vi) ketchup in the European Union; and

(vii) macaroni and cheese products in Australia and New Zealand including the use of the GroceryCo Marks “Kraft Mac & Cheese” and “Kraft Easy Mac” for such products.

Notwithstanding the foregoing, if, subject to Section 3.7 of this Agreement and Section 4.6 of the Separation Agreement, any of the licenses granted in this Section 3.1(a) are assigned or otherwise transferred by the Licensee to a third party, the term of such license following such assignment or other transfer shall be limited to the shorter of (A) the remaining term of the original ten-year license term or (B) two years from the date of such assignment or other transfer; provided that GroceryCo IPCo shall in good faith consider in its sole discretion any requests by SnackCo IPCo to extend the two year remaining term for up to one additional year.

(b) Two-Year License of Kraft GroceryCo Trademark to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the second anniversary of the Distribution Date, an exclusive, fully-paid, royalty-free and nontransferable license to use and display in the following jurisdictions the Kraft GroceryCo Trademark in the same relative size or smaller on the principle display panel as used on the Distribution Date on SnackCo Products in the following product categories existing on the Distribution Date on which the Kraft GroceryCo Trademark appears on such date in such jurisdictions, including such SnackCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such SnackCo Products in such jurisdictions:

(i) cheese, including, without limitation, cream cheese, processed cheese, grated cheese, hard cheese and natural cheese in the Asia Pacific Countries (excluding (x) for all types of cheese: Australia, Indonesia and New Zealand, (y) for processed and cream cheese: Japan and (z) for processed cheese: Malaysia, Singapore and the Philippines), the European Union, the CEE Countries (other than those countries which are member states of the European Union as at the Distribution Date), the MEA Countries (excluding Mauritius and the Near East Countries), the Central American Countries, the South American Countries (excluding Venezuela) and Mexico (excluding for processed cheese); for the avoidance of doubt, any license to processed cheese under this Section 3.1(b)(i) shall include the use of the GroceryCo Mark “Singles” for processed cheese;

(ii) mayonnaise in the CEEMA Countries (excluding those CEE Countries which are member states of the European Union as of the Distribution Date), the Asia Pacific Countries (excluding Australia and New Zealand), the Central American Countries, and the South American Countries (excluding Venezuela);

(iii) salad dressing in Costa Rica, Philippines, Malaysia, Singapore, and Hong Kong;

(iv) peanut butter in the Asia Pacific Countries (excluding Australia and New Zealand); and

(v) macaroni and cheese products in the United Kingdom, the Republic of Ireland, Colombia, Ecuador, Peru and Panama including the use of the GroceryCo Marks “Kraft Mac & Cheese” and “Kraft Easy Mac” for such products.

(c) Perpetual License of Certain GroceryCo Marks to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo as from the Distribution Date a perpetual, exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license to use and display in the following jurisdictions the following GroceryCo Marks on SnackCo Products existing on the Distribution Date on which such GroceryCo Marks appear on such date in such jurisdictions (except as set forth in Section 3.1(c)(v) below) and on any substantially similar SnackCo Products and flankers and product line extensions of such SnackCo Products developed by or on behalf of the SnackCo Business or any member of the SnackCo Group after the Distribution Date and in connection with the production, manufacturing, marketing, advertising, promotion, distribution and sale of such SnackCo Products in such jurisdictions:

(i) “Miracel”/“Miracle Whip” in the European Union;

(ii) “Cheez Whiz” in Venezuela, Philippines, and Mexico;

(iii) “Calumet” in the Philippines;

(iv) “MiO” in Puerto Rico and Virgin Islands;

(v) “Kool-Aid” in the Caribbean Countries on any SnackCo Products for all beverages and beverage mixes or ingredients for beverages in any form, regardless of whether the SnackCo Product existed on the Distribution Date; and

(vi) “Jell-O” in Mexico.

(d) Ten-Year License of “Lunchables” to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the tenth anniversary of the Distribution Date an exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license to use and display in the United Kingdom and the Republic of Ireland the “Lunchables” GroceryCo Mark in the same relative size or smaller on the principle display panel as used on the Distribution Date on convenience meal SnackCo Products existing on the Distribution Date on which the “Lunchables” GroceryCo Mark appears in the United Kingdom and the Republic of Ireland in conjunction with the “Dairylea” SnackCo Mark on such date and on any substantially similar convenience meal SnackCo Products and flankers and product line extensions of such convenience meal SnackCo Products developed by or on behalf of the SnackCo Business or any member of the SnackCo Group after the Distribution Date and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such convenience meal SnackCo Products in such jurisdictions.

(e) Two-Year License of Certain GroceryCo Marks to SnackCo IPCo. Subject to the terms and conditions of this Agreement and except as otherwise provided in Section 3.1(e)(viii), GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the second anniversary of the Distribution Date an exclusive, fully-paid, royalty-free and nontransferable license to use and display in the following jurisdictions the following GroceryCo Marks in the same relative size or smaller on the principle display panel as used on the Distribution Date on SnackCo Products existing on the Distribution Date on which such GroceryCo Marks appear on such date in such jurisdictions, including such SnackCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such SnackCo Products in such jurisdictions:

(i) “Miracel”/“Miracle Whip” in the Asia Pacific Countries, Panama and the CEEMA Countries (excluding those CEE Countries which are member states of the European Union as of the Distribution Date);

(ii) “Kool-Aid” in the LA ex-Caribbean Countries and the Asia Pacific Countries;

(iii) “Cracker Barrel” in the United Kingdom and the Republic of Ireland;

(iv) “Bull’s-Eye” in Germany, the United Kingdom and Australia;

(v) “Crystal Light” in the Caribbean Countries (excluding Puerto Rico);

(vi) “Country Time” in the Caribbean Countries, Central American Countries and Asia Pacific Countries;

(vii) “Yuban” and “Sanka” in the Asia Pacific Countries (excluding Japan);

(viii) “Planters” for use on bar products in the United States (except that, notwithstanding the foregoing, with respect to “Planters” the foregoing license shall be non-exclusive and shall terminate on the first anniversary of the Distribution Date); and

(ix) “Jell-O” in Saudi Arabia (except that, notwithstanding the foregoing, with respect to “Jell-O” the foregoing license shall be non-exclusive and shall terminate on the first anniversary of the Distribution Date).

(f) Five-Year License of GroceryCo Mark “Crystal Light” to SnackCo IPCo in Puerto Rico. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the fifth anniversary of the Distribution Date an exclusive (subject, for clarity, to Section 2.10, including the third-party contracts set forth in Schedule L hereto), fully-paid, royalty-free and nontransferable license to use and display in Puerto Rico the GroceryCo Mark “Crystal Light” in the same relative size or smaller on the principle display panel as used on the Distribution Date on beverage SnackCo Products existing on the Distribution Date on which the “Crystal Light” GroceryCo Mark appears in Puerto Rico on such date and on any substantially similar beverage SnackCo Products and flankers and product line extensions of such beverage SnackCo Products developed by or on behalf of the SnackCo Business or any member of the SnackCo Group after the Distribution Date and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such beverage SnackCo Products in Puerto Rico. As of the second anniversary of this license, the GroceryCo Mark “Crystal Light” shall not be used in Puerto Rico for any SnackCo Products other than powdered beverages.

(g) Two-Year License of GroceryCo Marks Used for Ingredients to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the second anniversary of the Distribution Date a fully-paid, royalty-free and nontransferable license to use and display in the following jurisdictions the following GroceryCo Marks as an ingredient indicator in the same relative size or smaller on the principle display panel as used on the Distribution Date on the SnackCo Products existing on the Distribution Date on which such GroceryCo Marks appear as an ingredient indicator on such date in such jurisdictions, including such SnackCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such SnackCo Products in such jurisdictions:

(i) “Kraft” peanut butter and “Kraft” cheese in the United States and Canada;

(ii) “Cheez Whiz” in the United States and Canada; and

(iii) “Planters” in the United States;

The licenses granted to SnackCo IPCo in this Section 3.1(g) shall be exclusive relative to third parties in the biscuits product category, provided that the license granted in Section 3.1(g)(i) with respect to the use of “Kraft” cheese shall be exclusive relative to third parties in the biscuits product category and the aerosol cheese category.

(h) Three-Year License of Kraft Hexagon Logo and Flavorburst Logo for Signature Lines in SnackCo Business to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the third anniversary of the Distribution Date a non-exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license to use and display the Kraft Hexagon Logo and/or the Flavorburst Logo, and any successor logo thereof adopted by GroceryCo, on the packaging of SnackCo Products sold anywhere in the world on which the Kraft Hexagon Logo and/or Flavorburst Logo appear on the signature line of such SnackCo Products on the Distribution Date. SnackCo Entities that use the Flavorburst Logo not only on the signature line of SnackCo Products but also on SnackCo Business related business equipment and materials shall cease such use by the third anniversary of the Distribution Date. Notwithstanding anything contained herein to the contrary, SnackCo IPCo agrees that “Kraft Foods” will be removed from all “Distributed by” and similar signature lines no later than three (3) years from the Distribution Date or such earlier date on which such removal may be required under local applicable regulations or other Laws. SnackCo IPCo shall be entitled to replace in its sole discretion the Kraft Hexagon Logo and/or the Flavorburst Logo that appear on SnackCo Products with any logo other than the Kraft Hexagon Logo or the Flavorburst Logo (or any logo identical or confusingly similar thereto) at any time within the three-years after the Distribution Date. Notwithstanding the foregoing, if, subject to Section 3.7 of this Agreement and Section 4.6 of the Separation Agreement, the license granted in this Section 3.1(h) is assigned or otherwise transferred by the Licensee to a third party, the term of such license following such assignment or other transfer shall be limited to the shorter of (A) the remaining term of the original three-year license term or (B) twelve (12) months from the date of such assignment or other transfer.

(i) Three-Year License of Kraft GroceryCo Trademark as an Umbrella Brand on SnackCo Products to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the third anniversary of the Distribution Date a non-exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license to use and display in all jurisdictions the Kraft GroceryCo Trademark as an umbrella brand in the same relative size or smaller on the principle display panel as used on the Distribution Date on the packaging of SnackCo Products (e.g. on processed cheese in Germany and Spain, or “Kraft Philadelphia” or “Kraft Vegemite” or “Kraft

Miracel Whip”). For the avoidance of doubt, when the Kraft GroceryCo Trademark is used in conjunction with a SnackCo Primary Brand or a GroceryCo Primary Brand, the Kraft GroceryCo Trademark is considered to be an umbrella brand (e.g. “Kraft Philadelphia” or “Kraft Vegemite” or “Kraft Miracel Whip” or “Kraft Sottilette”). SnackCo Entities’ use of the Kraft GroceryCo Trademark shall appear in the same relative size or smaller than its use on each particular product on the Distribution Date.

(j) Two-Year License of Kraft GroceryCo Trademark for Company Names of SnackCo Entities.

(i) Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo the right to grant sublicenses to SnackCo Entities that are selling SnackCo Products or that are otherwise customer facing SnackCo Entities from the Distribution Date until the second anniversary of the Distribution Date a non-exclusive, fully-paid, royalty-free and nontransferable license to use and display the Kraft GroceryCo Trademark as a constituent component of their company names existing on the Distribution Date (e.g. “Kraft Foods Pakistan Limited”) anywhere in the world in connection with the SnackCo Business and related business equipment and materials (e.g. letterheads, business cards, corporate websites, company signs etc.) that are reasonably required to operate the SnackCo Business; provided that, with respect to the SnackCo Entity Kraft Foods Venezuela, C.A., the term of the foregoing license shall be as set forth in Section 3.1(j)(iv). Notwithstanding the obligation to phase-out packaging, promotion or marketing materials pursuant to Section 3.5, for reasonable quantities of such business equipment and materials that display the SnackCo Entities’ respective company names that include the Kraft GroceryCo Trademark as a constituent component and were already printed and existing on the second anniversary of the Distribution Date, GroceryCo IPCo hereby grants to the respective SnackCo Entities a period to use and display such materials until they are fully exhausted of up to twelve (12) months following the end of the two-year license period.

(ii) SnackCo IPCo agrees that each of the SnackCo Entities that uses the Kraft GroceryCo Trademark as a constituent component of its company name as at the Distribution Date and that sells SnackCo Products or otherwise is customer facing will remove the Kraft GroceryCo Trademark from its company name no later than two (2) years from the Distribution Date, unless the new company name that it intends to adopt as a replacement for its existing name that includes the Kraft GroceryCo Trademark as a constituent component is for any reason not available for use or is challenged by a third party in the jurisdiction in which it is organized. In such an event, SnackCo IPCo shall inform GroceryCo IPCo no later than thirty (30) days prior to the end of the two-year license period about such an instance, in which case the respective SnackCo Entity shall be entitled to continue to use the Kraft GroceryCo Trademark as a constituent component of its company name in connection with the SnackCo Business and related packaging, promotion or any other materials that are reasonably required to operate the SnackCo Business for an additional period of twelve (12) months following the end of the two-year license period. At the expiration of such additional period of twelve (12) months following the end of the two-year license period, all use of the Kraft GroceryCo Trademark as a constituent component of a company name by any SnackCo Entity that sells SnackCo Products or otherwise is customer facing and all use of any such related packaging, promotion or any other materials by such SnackCo Entity shall cease.

(iii) For the avoidance of doubt, the parties agree that SnackCo Entities that do not sell SnackCo Products or otherwise are not customer facing (e.g. dormant companies, holding companies, and intellectual property holding companies (other than Kraft Foods Global Brands LLC)) on the Distribution Date and have the Kraft GroceryCo Trademark as a constituent component in their company names anywhere in the world in connection with the SnackCo Business, including without limitation the SnackCo Entities set forth in Schedule N hereto, may retain such a company name for an indefinite period, unless such a SnackCo Entity becomes active in selling SnackCo Products or becomes otherwise customer facing in which case Section 3.1 (j)(i) and (ii) shall apply as from the date the SnackCo Entity commences selling of SnackCo Products or otherwise becomes customer facing. Without limitation to the foregoing, following the expiration dates set forth in this Section 3.1(j) and upon the reasonable request of GroceryCo IPCo, SnackCo IPCo shall reasonably cooperate with GroceryCo IPCo to remove the Kraft GroceryCo Trademark from or de-register the corporate name, d/b/a (doing business as) or the like of any member of the SnackCo Group specifically requested by GroceryCo if the existence of such name is blocking a GroceryCo Entity from incorporating, qualifying to do business, or otherwise adopting or using a company name that includes the Kraft GroceryCo Trademark; provided that such GroceryCo Entity has received a communication from the relevant government or regulatory authority that such name of such member of the SnackCo Group is blocking such name of such member of the GroceryCo Group.

(iv) The term of the license granted in Section 3.1(j)(i) with respect to the SnackCo Entity Kraft Foods Venezuela, C.A. shall be from the Distribution Date until (x) the third anniversary of the Distribution Date if GroceryCo IPCo provides notice to SnackCo IPCo within two (2) years of the Distribution Date that GroceryCo IPCo intends (through an Affiliate or other licensee) to enter the Venezuelan market (y) the fourth anniversary of the Distribution Date if GroceryCo IPCo does not provide notice to SnackCo IPCo pursuant to the foregoing (x) but provides notice to SnackCo IPCo within three (3) years from the Distribution Date that GroceryCo IPCo intends (through an Affiliate or other licensee) to enter the Venezuelan market, or (z) the fifth anniversary of the Distribution Date if neither of the foregoing (x) or (y) occurs.

(k) License Grant to GroceryCo Brand-Related Copyrights to SnackCo IPCo. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo as from the Distribution Date a non-exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license of the GroceryCo Brand-Related Copyrights to copy, publicly display, publicly perform, distribute and prepare derivative works based on any advertising, packaging and promotion materials (and derivatives thereof) that are the subject of the GroceryCo Brand-Related Copyrights and were used or exploited by the SnackCo Business prior to the Distribution Date in connection with the advertising, promotion, marketing or sale of SnackCo Products on which any of the GroceryCo Marks licensed to SnackCo IPCo in Sections 3.1(a)-(g), Section 3.1 (i) or Section 3.1(l) appear (the “Licensed GroceryCo Copyright-Protected Materials”). The term of the license of Licensed GroceryCo Copyright-Protected Materials shall be co-terminus with the license of the GroceryCo Marks used on the SnackCo Products to which the Licensed GroceryCo Copyright-Protected Materials relate and the license of Licensed GroceryCo Copyright-Protected Materials shall be exercisable in the same jurisdictions in which the related license of GroceryCo Marks is exercisable and shall be assignable by SnackCo IPCo to the same extent as the related license of GroceryCo Marks is assignable by SnackCo IPCo under this Agreement.

(l) License to Grant Sublicenses to Certain Third-Party Partners. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo, for the term lengths set forth below (which such term lengths, for clarity, shall each be subject to Section 2.10), a fully-paid, royalty-free, nontransferable (except as expressly permitted herein) license solely to grant sublicenses to the following Persons that are licensed to use the applicable GroceryCo Marks as of the Distribution Date:

(i) “Yuban” and “Sanka” coffee in Japan, with the right to sublicense to Ajinomoto General Foods, Inc., and for a license and sublicense term that commences on the Distribution Date and continues until, subject to Section 2.10, the date on which SnackCo IPCo and its Affiliates cease to own substantially the same or a greater percentage of Ajinomoto General Foods, Inc. as they own as of the Distribution Date;

(ii) “Kraft” cheese, including, without limitation, cream cheese, processed cheese, grated cheese, hard cheese and natural cheese, in Indonesia, with the right to sublicense to P.T. Kraft Ultrajaya Indonesia, and for a license and sublicense term that commences on the Distribution Date and continues until the longer of (A) the tenth anniversary of the Distribution Date or (B) subject to Section 2.10, the date on which SnackCo IPCo and its Affiliates cease to own substantially the same or a greater percentage of P.T. Kraft Ultrajaya Indonesia as they own as of the Distribution Date;

(iii) “Kraft” (including “Kraft Philadelphia”) cream cheese in Japan, with the right to sublicense to Morinaga Milk Industries Co., Ltd., and for a license and sublicense term that commences on the Distribution Date and is co-terminus with the license granted to Morinaga Milk Industries Co., Ltd.; and

(iv) “Kraft”, “Planters” and “Mr. Peanut” for the “Biscuit Category” (as defined in the technology and trademark license agreement for biscuits with Dong Suh Foods Corporation, dated December 1, 2009), in Korea, with the right to sublicense to Dong Suh Foods Corporation, and for a license and sublicense term that commences on the Distribution Date and continues until the longer of (A) the second anniversary of the Distribution Date or (B) subject to Section 2.10, the date on which SnackCo IPCo and its Affiliates cease to own substantially the same or a greater percentage of Dong Suh Foods Corporation as they own as of the Distribution Date.

For the avoidance of doubt, each license and sublicense term set forth in Section 3.1(l )(i), (ii) and (iv) above shall be subject to the provisions of the operative agreement between SnackCo IPCo (or one of its Affiliates) and the applicable sublicensee, and in the event of any inconsistent terms the provisions of such operative agreement shall control over this Section 3.1(l). Such sublicenses shall be of the same scope as the licenses of such GroceryCo Marks that have been granted under the existing license agreements with such Persons as of the Distribution Date. The license granted under this Section 3.1(l) shall be exclusive to the extent that any of the sublicenses described in the immediately preceding sentence are exclusive. The parties agree that, subject to the following sentence, P.T. Kraft Ultrajaya Indonesia is exempted from all obligations under this Agreement to change or eliminate the component “Kraft” in its company name “P.T. Kraft Ultrajaya Indonesia” during the lifetime of this joint venture except as otherwise contemplated in any agreements related to this joint venture that are in existence as of the Distribution Date. If any GroceryCo Entity has received a communication from the relevant government or regulatory authority that the name “P.T. Kraft Ultrajaya Indonesia” is blocking such GroceryCo Entity from incorporating, qualifying to do business, or otherwise adopting or using a company name that includes the Kraft GroceryCo Trademark, upon GroceryCo IPCo’s written request, SnackCo IPCo shall, subject to Section 2.10, consult with P.T. Kraft Ultrajaya Indonesia and request in good faith that P.T. Kraft Ultrajaya Indonesia reasonably cooperate with GroceryCo IPCo to remove the “Kraft” component in its company name, d/b/a (doing business as) or the like.

(m) Related Logos and Tag Lines. For clarity, and unless expressly provided otherwise herein, references to a specific GroceryCo Mark that is a Licensed Trademark under this Section 3.1 shall include the logos, Sub-Brands, Trade Dress, and tag lines (other than “Make Today Delicious” which is owned by SnackCo IPCo) owned by a GroceryCo Entity as of the Distribution Date and used in connection with such GroceryCo Mark in any product packaging immediately prior to the Distribution Date.

(n) License of Certain GroceryCo Domain Names. Subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby grants to SnackCo IPCo from the Distribution Date until the fifth anniversary of the Distribution Date a non-exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license to use the following GroceryCo Domain Names solely for the purpose of forwarding or rerouting e-mail sent to addresses of any member of the SnackCo Group that use such GroceryCo Domain Names (e.g., john.doe @kraftasia.com) as at the Distribution Date to replacement e-mail addresses of such SnackCo Group member:

(i) kraftasia.com;

(ii) krafteurope.com;

(iii) kraftintlhq.com; and

(iv) kraftla.com.

(o) Potential Two-Year License of GroceryCo Mark “MiO” to SnackCo IPCo in Mexico. Solely if and to the extent that GroceryCo obtains a Trademark registration in Mexico for the “MiO” GroceryCo Mark prior to the second anniversary of the Distribution Date, subject to the terms and conditions of this Agreement, GroceryCo IPCo hereby agrees to grant to SnackCo IPCo from the date such Trademark registration is obtained until the second anniversary of the Distribution Date an exclusive, fully-paid, royalty-free and nontransferable license to use and display in Mexico the GroceryCo Mark “MiO” on liquid concentrates and to enforce the MiO GroceryCo Mark against infringements as set forth in Section 3.12; provided, however, that the foregoing license in this Section 3.1(o) shall be exercised only in connection with products incorporating the technology as licensed under, and shall earlier terminate upon the lapse of the license grant to such technology as set forth in Section 5.1(d)(ii) of, the Master Ownership and License Agreement Regarding Patents, Trade Secrets and Related Intellectual Property, dated as of the Distribution Agreement, between SnackCo IPCo and GroceryCo IPCo, among other parties.

Section 3.2 License Grants by SnackCo IPCo to GroceryCo IPCo.

(a) Two-Year License of Certain SnackCo Marks to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the Distribution Date until the second anniversary of the Distribution date an exclusive, fully-paid, royalty-free and nontransferable license to use and display in the United States, Canada and the Caribbean Countries the following SnackCo Marks in the same relative size or smaller on the principle display panel as used on the Distribution Date on GroceryCo Products existing on the Distribution Date on which such SnackCo Marks appear on such date in such jurisdictions including such GroceryCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale thereof in such jurisdictions:

“Handi-Snacks” and “100 Calorie Banner Design.”

(b) Two-Year and Five-Year Licenses of Certain SnackCo Marks to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo for the license terms set forth below a fully-paid, royalty-free (except as set forth below) and nontransferable license to use and display in the NA Countries and the Caribbean Countries the following SnackCo Marks in the same relative size or smaller on the principle display panel as used on the Distribution Date in connection with the GroceryCo “Tassimo” business existing on the Distribution Date on which such SnackCo Marks appear on such date in the NA Countries and the Caribbean Countries including such “Tassimo” GroceryCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale thereof in the NA Countries and the Caribbean Countries:

(i) from the Distribution Date until the second anniversary of the Distribution Date the following European coffee and chocolate brands: “Café Hag,” “Jacobs,” “Kenco,” “Mastro Lorenzo,” “Milka” and “Suchard”; and

(ii) from the Distribution Date until the fifth anniversary of the Distribution Date the following European coffee and chocolate brands: “Carte Noire,” “Cadbury” and “Cadbury Caramilk”; provided that the foregoing licenses to “Cadbury” and “Cadbury Caramilk” shall be limited to Canada.

that are used on products currently sold in connection with the “Tassimo” business conducted by the GroceryCo Business. GroceryCo Canada shall pay to SnackCo IPCo or one of its Affiliates (as designated by SnackCo IPCo) a royalty of two and a half percent (2.5%) of all net revenues of the GroceryCo Entities for sales in Canada of GroceryCo Products bearing the SnackCo Marks licensed under this Section 3.2(b). The licenses granted to GroceryCo IPCo in this Section 3.2(b) shall be exclusive in the product category: single serve hot beverages and on-demand brewing systems.

(c) Perpetual License of Certain SnackCo Marks to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo as from the Distribution Date a perpetual, exclusive (except in the case of the “Sensible Solutions” SnackCo Mark, which is licensed on a non-exclusive basis), fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license to use and display in the following jurisdictions the following SnackCo Marks on GroceryCo Products existing on the Distribution Date on which such SnackCo Marks appear in the following jurisdictions on such date (except as set forth in Section 3.2(c)(iii) below) and on any substantially similar GroceryCo Products and flankers and product line extensions of such GroceryCo Products developed by or on behalf of the GroceryCo Business or any member of the GroceryCo Group after the Distribution Date and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale thereof in such jurisdictions:

(i) “Tang” in the NA Countries on any GroceryCo Products for all beverages and beverage mixes or ingredients for beverages in any form, regardless of whether the GroceryCo Product existed on the Distribution Date;

(ii) “Back to Nature” on shelf stable macaroni and cheese products in all jurisdictions;

(iii) “Sensible Solutions” in the United States, Canada, and Caribbean Countries; provided that GroceryCo IPCo complies in all respects with SnackCo’s nutritional guidelines governing the use of “Sensible Solutions” and provides SnackCo IPCo prior written notice of any assignment or transfer of the foregoing license pursuant to Section 3.7.

(d) Ten-Year License of SnackCo Mark “Tassimo” to GroceryCo IPCo in the NA Countries and Caribbean Countries. The parties agree that SnackCo IPCo shall grant to GroceryCo IPCo from the Distribution Date until the tenth anniversary of the Distribution Date (or longer, if the Tassimo Systems Agreement is renewed) an exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted otherwise) license to use and display in the NA Countries and the Caribbean Countries the SnackCo Mark “Tassimo” on single serve hot beverages and on-demand brewing systems. The specific terms and conditions for the use of the SnackCo Mark “Tassimo” by GroceryCo IPCo shall be set forth in the Tassimo IP Agreement that shall exclusively govern such use of the SnackCo Mark “Tassimo” by GroceryCo IPCo.

(e) Two-Year License of SnackCo Marks Used for Ingredients to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the Distribution Date until the second anniversary of the Distribution Date a fully-paid, royalty-free, worldwide and nontransferable license to use and display the “Oreo,” “Chips Ahoy!,” “Honey Maid” and “Cadbury Caramilk” SnackCo Marks as an ingredient indicator on GroceryCo Products in the same relative size or smaller on the principle display panel as used on the Distribution Date on which such SnackCo Marks appear as an ingredient indicator on such date in such jurisdictions, including such GroceryCo Products that are sold in packaging sizes or flavors that are different from the packaging sizes or flavors used prior to the Distribution Date, and in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale of such GroceryCo Products in such jurisdictions. The licenses granted to GroceryCo IPCo in this Section 3.2(e) shall be exclusive to the following extent: (i) the license to the “Oreo” and “Chips Ahoy!” SnackCo Marks shall be exclusive only in the following product categories: pudding, coffee, meal kits and no-bake desserts; (ii) the license to the “Honey Maid” SnackCo Mark shall be exclusive only in the following product category: no-bake desserts; and (iii) the license to the “Cadbury Caramilk” SnackCo Mark shall be exclusive only in the following product category: hot beverages (other than Tassimo single serve hot beverages and on demand brewing systems as set forth in Section 3.2(b)(ii)). For the avoidance of doubt, the licenses granted under, and the exclusivity described in, this Section 3.2(e), shall be subject to Section 2.10.

(f) Two-Year License of “Oreo” for “Kraft Mac & Cheese” to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the Distribution Date until the second anniversary of the Distribution Date a non-exclusive, fully-paid, royalty-free, worldwide and nontransferable license to use and display the “Oreo” SnackCo Mark in the same relative size or smaller on the principle display panel as used on the Distribution Date on the “Oreo” shaped GroceryCo Product “Kraft Mac & Cheese” in connection with the production, manufacturing, advertising, promotion, marketing, distribution and sale thereof.

(g) License Grant to SnackCo Brand-Related Copyright-Protected Materials to GroceryCo IPCo. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo as from the Distribution date a non-exclusive, fully-paid, royalty-free and nontransferable (except as expressly permitted herein) license of the SnackCo Brand-Related

Copyrights to copy, publicly display, publicly perform, distribute and prepare derivative works based on any advertising, packaging and promotion materials (and derivatives thereof) that are the subject of the SnackCo Brand-Related Copyrights and were used or exploited by the GroceryCo Business prior to the Distribution in connection with the advertising, promotion, marketing or sale of GroceryCo Products on which any of the SnackCo Marks licensed to GroceryCo in Sections 3.2(a), (b), (c) or (f) appear (the “Licensed SnackCo Copyright-Protected Materials”). The term of the license of Licensed SnackCo Copyright-Protected Materials shall be co-terminus with the license of the SnackCo Marks used on the GroceryCo Products to which the Licensed SnackCo Copyright-Protected Materials relate and the license of Licensed SnackCo Copyright-Protected Materials shall be exercisable in the same jurisdictions in which the related license of SnackCo Marks is exercisable and shall be assignable by GroceryCo IPCo to the same extent as the related license of SnackCo Marks is assignable by GroceryCo IPCo under this Agreement.

(h) Related Logos and Tag Lines. For clarity, and unless expressly provided otherwise herein, references to a specific SnackCo Mark that is a Licensed Trademark under this Section 3.2 shall include the logos, Sub-Brands, Trade Dress and tag lines (excluding “Make Today Delicious”) owned by a SnackCo Entity as of the Distribution Date and used in connection with such SnackCo Mark in any product packaging immediately prior to the Distribution.

(i) Phase-Out for Make Today Delicious. Subject to the terms and conditions of this Agreement, SnackCo IPCo hereby grants to GroceryCo IPCo from the Distribution Date until the third anniversary of the Distribution Date a non-exclusive, fully-paid, royalty-free and non-transferable license to use and display the MAKE TODAY DELICIOUS tag line in those jurisdictions where this tag line is in use as at the Distribution Date.

Section 3.3 Extension of Scope of License Grant; Sub-Brands; Protection of Perpetually Licensed Trademarks.

(a) If a Perpetual Licensee desires to request that a perpetually Licensed Trademark be extended to a new product category to which the license of such Licensed Trademark does not then extend or if a Licensee, whose Licensed Trademark grant is for more than three (3) years, desires to adopt and use a Sub-Brand owned by GroceryCo IPCo or SnackCo IPCo, as the case may be, with respect to a Licensed Trademark with which such Sub-Brand is used by the Licensor, the Licensee may request that the Licensor extends such license to such new product category or permit the Licensee to adopt and use such Sub-Brand and that the Licensor files a Trademark application with respect to such new product category or new Sub-Brand in jurisdictions specified by the Licensee for which the Licensee would have rights hereunder, provided that the Licensor may grant or deny any such request in its sole discretion. The Licensor shall use reasonable efforts to respond to any such request within sixty (60) days. If the Licensee makes any such request to the Licensor, the Licensee, at its sole cost, shall first perform all appropriate Trademark clearance searches with respect to the new Sub-Brand or the use of such Licensed Trademark with such new product category or such Sub-Brand and provide Licensor with a complete copy of the results of and conclusions with respect to such searches at the time the Licensee makes any such request to extend a license to a new product category or to adopt and use a new Sub-Brand. If the Licensor grants such request, the Licensee shall reimburse the Licensor for all filing fees and other reasonable costs and expenses incurred by the Licensor in connection with filing and prosecuting any new Trademark applications with respect to a new Sub-Brand or the extension of such Licensed Trademark to such new product category and defending any challenges to the new applications or registrations that are brought against the Licensor by a third party. After granting any such request, the Licensor may withdraw or abandon any such Trademark application only for good cause and only after prior consultation with the Licensee in good faith.

(b) A Perpetual Licensee shall be entitled to request the Licensor (i) to file new Trademark applications for new goods relating to the perpetually Licensed Trademark or any Sub-Brand associated with the perpetually Licensed Trademark that was previously adopted by the Licensor in jurisdictions in which such Licensor owns such Sub-Brand hereunder or (ii) to undertake other reasonable measures relating to the protection or defense of such Licensed Trademark or Sub-Brand if and when such Trademark applications and measures are reasonably necessary to achieve the Perpetual Licensee’s business goals or to maintain or broaden the protection of such Licensed Trademark or Sub-Brand, in each case as permitted under this Agreement, and the Licensor shall reasonably cooperate with the Perpetual Licensee in connection with any such request. No such request to file any new Trademark application shall be made by the Perpetual Licensee unless the Perpetual Licensee, at its sole cost, shall have first performed all appropriate Trademark clearance searches with respect to the new Trademark applications requested to be filed and shall have provided the Licensor with a complete copy of the results of and conclusions with respect to such searches. The Licensor shall notify the Perpetual Licensee within sixty (60) days whether the Licensor approves the filing of the requested Trademark applications or take other measures requested by the Perpetual Licensee with respect to the protection or defense of such Licensed Trademark. Such approval shall only be denied, if the Licensor has received legal advice from a reputable outside law firm indicating that the filing of such Trademark application or the taking of such measures, if challenged by a third party, reasonably could be expected to result in litigation or opposition proceedings in which a decision adverse to the Licensor would be reached. Upon approval of the Perpetual Licensee’s request, the Licensor shall promptly use commercially reasonable efforts to carry out any such requests provided that the Perpetual Licensee shall reimburse the Licensor for all reasonable costs and expenses associated with filing such Trademark applications (including any costs of prosecuting such Trademark applications and defending any challenges or claims of infringement brought by third parties as a result of filing such Trademark applications) or taking the measures that Licensee may request. Licensor shall prosecute such Trademark applications and defend any such challenges or claims of infringement brought by third parties as a result of filing such Trademark applications or, if and to the extent applicable to the Licensor, otherwise adopting the applicable new Trademark or Sub-Brand in accordance with the Perpetual Licensee’s reasonable direction, and shall cooperate and consult with the Perpetual Licensee in connection therewith, subject to the Perpetual Licensee continuing to reimburse the Licensor for all reasonable costs and expenses incurred by the Licensor in connection therewith.

Section 3.4 Reversion. If a Licensee or its Affiliates cease the sale of products bearing a Licensed Trademark that is licensed under the

(i) ten-year license of the Kraft GroceryCo Trademark granted to SnackCo IPCo pursuant to Section 3.1(a);

(ii) perpetual license of certain GroceryCo Marks granted to SnackCo IPCo pursuant to Section 3.1(c);

(iii) ten-year license of the “Lunchables” GroceryCo Mark to SnackCo IPCo pursuant to Section 3.1(d);

(iv) five-year license of the “Carte Noire,” “Cadbury” and “Cadbury Caramilk” SnackCo Marks granted to GroceryCo IPCo pursuant to Section 3.2(b)(ii); or

(v) perpetual license of certain SnackCo Marks granted to GroceryCo IPCo pursuant to Section 3.2(c);

in any jurisdiction to which the license of such Licensed Trademark extends, the license in such jurisdiction shall terminate and shall revert to the Licensor. Notwithstanding the foregoing, (x) the licenses referenced in Section 3.4(iv) above shall not terminate and revert to SnackCo IPCo unless GroceryCo IPCo or its Affiliates have ceased the sales of products bearing the applicable SnackCo Mark in both the United States and Canada and (y) the perpetual license for “Back to Nature” referenced in Section 3.4(v) above shall terminate and revert to SnackCo IPCo in all jurisdictions in its entirety if GroceryCo IPCo or its Affiliates have ceased the sales of products bearing such SnackCo Mark in the United States. If any of the foregoing events occur, the Licensee shall provide prompt written notice to the Licensor thereof and the license granted under this Agreement to such Licensed Trademark in such jurisdiction thereupon shall cease. A Licensee shall be deemed to have ceased the sale of products bearing a Licensed Trademark in a jurisdiction if such Licensee and its Affiliates has not sold products bearing such Licensed Trademark in such jurisdiction for a continuous period of twelve (12) months, unless such lack of sales is attributable to a force majeure event that is outside the reasonable control of the Licensee and its Affiliates. If a Licensor believes that a Licensed Trademark no longer is being used in connection with the sale of product by the Licensee and its Affiliates in a particular jurisdiction, the Licensor may provide written notice to the Licensee that, unless the Licensee provides to the Licensor within thirty (30) days after receipt of such notice reasonable substantiation that the Licensee or its Affiliates is continuing to sell, or is prevented by a force majeure event that is outside the reasonable control of the Licensee and its Affiliates from selling, products bearing such Licensed Trademark in the jurisdiction specified in the notice, the Licensee shall be deemed to have ceased all sales of products bearing such Licensed Trademark in such jurisdiction(s), and the license granted to the Licensee to use such Licensed Trademark in such jurisdiction shall terminate.

Section 3.5 Obligation to Phase-Out Use.

(a) Upon any termination or expiration of any license of a Licensed Trademark granted under Sections 3.1, 3.2 and 3.6, the Licensee agrees (i) to discontinue, and cause each of its Affiliates to discontinue, the production of packaging, promotion and marketing materials that display such Licensed Trademark and (ii) to cease all advertising, couponing and any other consumer-directed marketing or promotion activity making use of such Licensed Trademark. During the twelve (12) month period following any such termination or expiration of any such license of a Licensed Trademark, the Licensee shall have the right (i) to sell any finished goods bearing the Licensed Trademark held as inventory on the date of such termination or expiration and (ii) to produce products bearing such Licensed Trademark to the extent necessary to exhaust all packaging materials existing at the time of such termination or expiration and in connection therewith to use such packaging materials and sell such products as finished goods. Each party agrees that it and its Affiliates will not produce or authorize the production of any products or packaging materials bearing a Licensed Trademark licensed to such party with an intent that such quantities be in excess of the quantity that reasonably would be expected to be sold prior to the termination or expiration of the license of such Licensed Trademark and such party shall have no rights under this Section 3.5 following the termination or expiration of the relevant license to sell any such product or use any such packaging materials in excess of such quantity. Except as contemplated above in this Section 3.5, all use of a Licensed Trademark by the Licensee shall cease upon the termination or expiration of the license of such Licensed Trademark. For the avoidance of doubt, the rights and obligations set forth in this Section 3.5 shall apply to the sublicensees of SnackCo IPCo set forth in Section 3.1(l), subject to Section 2.10.

(b) If the Licensee intends to transition the name of a product from a Licensed Trademark to a new trademark or brand name after the expiration or termination of the Trademark license, the Licensee shall be entitled to announce such transition of a product name prior to the expiration or termination of the Trademark license in advertising, marketing and sales materials. The Licensee may announce such transition of a product name on the product packaging and shall be permitted to reasonably reduce the prominence of the logos of the Licensed Trademarks as they appear on such packaging in furtherance of such transition, provided that no so labeled products are shipped to customers or distributors after the expiration or termination of the Trademark license (except during the twelve (12) month period provided for in Section 3.5(a)). The announcement of the transition of a product name in advertising, marketing, sales materials and product packaging shall be unobtrusive and shall not denigrate or tarnish the image and reputation of the Licensed Trademark or impair or aggravate a potential market entry by the Licensor after the expiration or termination of the Trademark license.

Section 3.6 License for Use in Connection with Recipe Ingredients, Consumer Websites and Social Media.

(a) Use of Trademarks in Ingredient Lists of Recipes. For a period of two (2) years from the Distribution Date, both parties may continue to use any Trademark owned by the other party for the limited purpose of identifying ingredients in a list of ingredients in recipes existing as at the Distribution Date. Upon expiration of this license period, both parties shall remove all use of logos, fanciful fonts, and other branding of the other party’s Trademarks in all ingredient lists but may continue to use the other party’s word Trademark alone in ingredient lists for its recipes.

(b) Use of Trademarks in Recipe Titles and Recipe Collections. For a period of two (2) years from the Distribution Date, both parties may continue to use the other party’s Trademarks in the titles of recipes or recipe collections existing as at the Distribution Date. By way of example, GroceryCo IPCo may continue to use a recipe title such as “OREO Cheesecake” and SnackCo IPCo may continue to use “Velveeta Party Dip” for two years after the Distribution Date in any media, including packaging, other print, digital, etc. Upon expiration of this license period, all such use of the other party’s Trademarks in the titles of recipes or recipe collections shall cease. From the Distribution Date, neither party nor its Affiliates shall create new recipes or recipe collections using the other party’s Trademarks without first obtaining the prior written consent of the other party.

(c) Phase out of SnackCo Marks on Kraft Foods’ Consumer Websites/Social Media Platforms. For a period of two (2) years from the Distribution Date, GroceryCo IPCo may continue its use of the SnackCo Marks existing on the Distribution Date, including any and all package shots, on its consumer-directed U.S. and Canadian web sites and social media platforms (e.g., kraftfoods.com, kraftcanada.com, YouTube, Facebook, etc.) including tagging in recipes and site content. GroceryCo IPCo’s use of the SnackCo Marks for this two-year phase out period shall not expand or deviate in any material aspect from use of the SnackCo Mark on such sites existing as at the Distribution Date. Notwithstanding the foregoing, nothing in this Section 3.6 shall prevent GroceryCo IPCo from exercising its other license rights under this Agreement or shall prevent the parties from entering into a separate agreement to allow the advertising or integration of content on such sites.

Section 3.7 Assignment and Sublicensing.

Notwithstanding the restrictions as to license periods set out in Section 3.1(a), the licenses granted in Sections 3.1(a), (c), (d), (h) (to the extent permitted by applicable Law), (i) and (l), and Section 3.1(k) as it relates to Sections 3.1(a), (c), (d), (h), (i) and (l) and Section 3.2(c), and Section 3.2(g) as it relates to Sections 3.2(c), may be assigned or otherwise transferred by SnackCo IPCo and GroceryCo IPCo as Licensee, as applicable, in connection with the sale of all or substantially all of the assets or business of such party or such party’s Affiliates or upon a change of control of such party or such party’s Affiliates (whether by merger, stock purchase or otherwise, which shall be deemed an assignment or other transfer for purposes of this Section 3.7 and Section 3.8) or the sale of a product line (in one or more geographies) and related brand rights, subject to compliance with Section 3.8 of this Agreement and Section 4.6 of the Separation Agreement, to the extent applicable. The licenses granted in Sections 3.1(b), (e), (f) and(g) and Section 3.1(k) as it relates to Sections 3.1(b), (e), (f) and (g), and Sections 3.2(a), (b), (e) and (f) and Section 3.2(g) as it relates to Sections 3.2(a), (b), (e) and (f) shall not be assigned or otherwise transferred by SnackCo IPCo or GroceryCo IPCo as Licensee, as applicable, without the prior written consent of the other party, which consent may be withheld or delayed for any reason or no reason at all. The licenses granted in Section 3.1, 3.2 and 3.6 hereof may be sublicensed by SnackCo IPCo and GroceryCo IPCo, respectively, to their Affiliates and to any joint venture in which SnackCo IPCo or GroceryCo IPCo or an Affiliate thereof, as applicable, holds not less than a fifty percent (50%) interest, and, in the case of perpetual licenses (other than with respect to the license for “Back to Nature” granted pursuant to Section 3.2(c)(ii)), to third parties without consent of the other party and, in the cases of licenses other than perpetual licenses, to third parties with the prior written consent of the other party (except as otherwise provided below in this Section 3.7). Any such sublicense of licenses that are not perpetual licenses to a joint venture in which SnackCo IPCo or GroceryCo IPCo or an Affiliate, as applicable, holds less than a fifty percent (50%) interest shall require the Licensor’s prior written consent which shall not be unreasonably withheld or delayed. In the case of licenses that are not perpetual, the licenses granted in Section 3.1, 3.2 and 3.6 hereof may be sublicensed by SnackCo IPCo and GroceryCo IPCo to third parties without the consent of the other party in connection with the operation of the business of the Licensee and its Affiliates in the ordinary course of business, but not for the independent use of such third parties (i.e., solely as reasonably necessary for Licensee and its Affiliates to manufacture, market, and sell products, such as sublicenses for purposes of contract manufacturing but not to permit such manufacturer to distribute and sell to third parties such products). In all cases of an assignment (or other transfer) or grant of a sublicense under this

Section 3.7 (including sublicenses existing on the Distribution Date, subject to Section 2.10), the Licensee shall ensure that the assignee or sublicensee complies with all terms and conditions of this Agreement with respect to the applicable Licensed Trademark(s), including, to the extent applicable, Section 3.8. For the avoidance of doubt, this Section 3.7 shall not apply to any assignment (or other transfer) pursuant to a third party agreement signed prior to the Distribution Date.

Section 3.8 Quality Standards and Control.

(a) The parties acknowledge that the Trademarks licensed hereunder have established valuable goodwill and that it is important to the parties that this valuable goodwill and reputation be preserved. Accordingly, the parties agree that the products with which the Licensed Trademarks are used by a party or its Affiliates, as Licensee, shall for the term of the respective Trademark license meet quality standards that are substantially equivalent to or higher than those standards maintained by Kraft Foods Inc. and its Subsidiaries immediately prior to the Distribution Date. Each party covenants and agrees that all of its and its Affiliates’ activities in connection with such Trademarks licensed to it by the other party will be conducted in conformity with all applicable Laws. In case a Licensed Trademark is used as an ingredient indicator on the packaging of a certain product, the Licensee shall purchase the indicated ingredient(s) from the Licensor or one of its Affiliates, or from a company designated and approved by the Licensor or one of its Affiliates.

(b) If SnackCo IPCo assigns or otherwise transfers or sublicenses under Section 3.1(a), (c) (solely with respect to “Miracel”/“Miracle Whip” or “Cheez Whiz”), (d) (with respect to “Lunchables”), or (i) to a third party any rights, the parties agree that the quality control guidelines set forth in Schedule G, as may be amended in accordance with this Section 3.8(b), will thereafter be applicable to such sublicensee or assignee and no assignment or sublicensing of any such rights by SnackCo IPCo shall be effective unless the assignee or sublicensee expressly agrees to adhere to the applicable quality control guidelines set forth in Schedule G, as may be amended in accordance with this Section 3.8(b), with respect to use of the relevant Licensed Trademarks. All use of the “Back to Nature” SnackCo Marks by GroceryCo IPCo shall be subject to GroceryCo IPCo’s compliance with the quality control guidelines applicable to such use set forth in Schedule J, as may be amended in accordance with this Section 3.8(b). A Licensor shall only provide amended quality control guidelines under this Section 3.8(b) that also are generally applicable to the Licensor and its Affiliates or their other licensees, and such amended guidelines shall not require the Licensee or its Affiliates, sublicensees or assigns to make substantial modifications to facilities or capital expenditures except to the extent required by applicable Law and shall not conflict with the express provisions of this Agreement.

(c) Each party reserves all rights of reasonable review and inspection which are necessary to monitor and confirm compliance with Sections 3.8(a) and, as applicable, 3.8(b) with respect to the Licensed Trademarks it is licensing to the other party hereunder. In addition, upon reasonable written request by the Licensor from time to time, the Licensee shall furnish to the Licensor, for its inspection, samples of products or materials that bear or are used in connection with the Licensed Trademarks and other information relating to the scope of usage of Licensed Trademarks by the Licensee thereof, including information regarding the jurisdictions in which the Licensed Trademark is then being used by the Licensee and a description of how the Licensed Trademarks are being used. The Licensor shall have the right to direct such other party to immediately cease any particular use of such Licensed Trademark that Licensor reasonably determines is inconsistent with the rights granted to Licensee hereunder and that has or reasonably could be expected to have a material and detrimental effect on the value, reputation or goodwill of such Licensed Trademark, or that would otherwise denigrate in any material respect the image and reputation of the Licensor, and such other party shall comply with such directions reasonably given by the Licensor in accordance with the foregoing.

(d) Form of Use of Licensed Trademarks.

(i) Prior to a Licensee changing in any material respect the font, color or label look of a Licensed Trademark (other than Trademarks that are licensed on a perpetual basis and, to the extent permitted under Sections 2.1(a)(iv) and 2.1(b)(iv), Sub-Brands and Trade Dress) that appears in the principal display panel of a product sold by the Licensee or its Affiliates, the Licensee shall obtain the prior written approval of the Licensor and such approval shall not be unreasonably withheld or delayed. In order to enable the Licensor to review whether such change intended by the Licensee of the font, color or label look of a Licensed Trademark constitutes a material deviation from the materials used by Kraft Foods Inc. and its Subsidiaries prior to the Distribution Date, the Licensee shall submit at least twenty (20) Business Days in advance of the proposed date of such use to the Licensor representative samples of advertising, promotional or marketing materials or collateral materials depicting the intended modification(s) of the Licensed Trademark for the Licensor’s written approval. For the avoidance of doubt, the Licensor may deny such approval in particular, if such intended change of the font, color or label look of a Licensed Trademark could jeopardize the recognition that the Licensed Trademark was used in the registered form. The Licensee shall not submit requests for changes of the Kraft GroceryCo Trademark or the “Back to Nature” SnackCo Mark.

(ii) All usages of the Kraft GroceryCo Trademark shall comply with the usage guidelines therefor attached as Schedule I as such usage guidelines are hereafter amended by GroceryCo IPCo in its discretion upon reasonable advance written notice to SnackCo IPCo and all usages of the “Back to Nature” SnackCo Mark shall comply with the Trademark usage guidelines therefor attached as Schedule J as such usage guidelines are hereafter amended by SnackCo IPCo in its discretion upon reasonable advance written notice to GroceryCo IPCo; provided that such amended usage guidelines are generally applicable to the Licensor and its Affiliates and their other licensees and do not conflict with the express provisions of this Agreement. Except for Licensed Trademarks that a Licensee uses under a perpetual license, wherever the Licensee’s name or logo appears on the packaging (and, where reasonably practicable on promotional or advertising materials), a legend substantially in the form of the following legend as reference to the Trademark license shall be made following any assignment of any license granted hereunder pursuant to Section 3.7 or within a reasonable time after the Licensor may request the Licensee to do so:

“………” (insert the Licensed Trademark) is used under license from the registered trademark owner, “………….” (insert trademark owner, city, state and country)

(iii) In the event that the Licensor of a Licensed Trademark that is licensed to a Licensee hereunder intends to redesign, modify or otherwise alter the design of a Licensed Trademark, the Licensor shall reasonably promptly inform the Licensee in writing of the design change intended for the Licensed Trademark and whether the redesigned, modified or altered design has been or will be registered as a trademark in the jurisdiction(s) of the Licensee. Except for any redesign, modification or other alteration of the “Back to Nature” SnackCo logo, the Licensee shall have the option to adopt the new design of the Licensed Trademark by providing written notice to the Licensor thereof within sixty (60) days following receipt of the Licensor’s information letter. Adoption of the new design of the Licensed Trademark shall not prevent the Licensee from fully exhausting all packaging and promotion materials bearing the unchanged Licensed Trademark. If the Licensee opts for the new design of the Licensed Trademark, such new design shall be deemed to be a Licensed Trademark hereunder as of the date of the Licensee’s first use of such new design and subject to the same terms and conditions herein as are applicable to the initial Licensed Trademark that has been redesigned, modified or altered thereby. The Licensor shall inform the Licensee in writing in the event that the “Back to Nature” SnackCo logo generally is being redesigned, modified or otherwise altered by or under authorization from the Licensor, and the Licensee shall adopt the new design of the “Back to Nature” SnackCo logo following receipt of such information letter and after having exhausted all then-existing quantities of packaging and promotion materials bearing the initial “Back to Nature” SnackCo logo.

Section 3.9 Registered User Filings and Evidence of Trademark Use.

To the extent a Licensee is requested by a Licensor to do so, such Licensee shall reasonably assist the Licensor, at the Licensor’s cost and upon its reasonable request, in complying with any formalities to properly maintain and protect the Licensor’s Licensed Trademark under applicable Law, including, but not limited to, executing applications for recordation of the Licensee as a registered user with the appropriate authorities (e.g. by executing a short-form trademark license consistent with this Agreement for recordal purposes) and any and all other instruments and documents as may be reasonably necessary or advisable to properly maintain and protect the interests of the Licensor in the Licensed Trademarks owned by the Licensor. For the duration of the respective Trademark license and a period of at least five (5) years thereafter, the Licensee shall keep proper records and shall preserve suitable evidence that the Licensed Trademark has been used. At any time up to five years following the termination or expiration of any Trademark license, on the Licensor’s request, the Licensee shall provide the Licensor promptly and in any event within fifteen (15) Business Days with documentary evidence (e.g. invoices, brochures, packaging, advertising or promotion materials related to the Licensed Trademark) that evidences proper use of the Licensed Trademark for a period of no less than five (5) years preceding the Licensor’s request.

Section 3.10 Goodwill Arising from Use of Marks.

Any and all goodwill arising from any Licensee’s or its Affiliates’ use of Trademarks licensed by the Licensor shall inure solely to the benefit of the Licensor and neither during the term of the respective Trademark licenses nor after their termination or expiration shall either party assert any claim to the Licensor’s Trademarks or such goodwill relating thereto as a result of the use of such Trademarks pursuant to the license granted to the Licensee hereunder. Each party agrees that all goodwill in the Licensor’s Trademarks licensed to the Licensee hereunder that may be held by Licensee notwithstanding the foregoing is hereby assigned by the Licensee and its Affiliates to the Licensor, without the need for any further action by any person.

Section 3.11 No Inconsistent Action.

Subject to Section 2.3, neither the Licensee nor any of its Affiliates shall knowingly or intentionally: (a) take, maintain or direct any action that is inconsistent with the Licensor’s ownership of the Licensed Trademarks; (b) assert any claim of right in or ownership of the Licensor’s Licensed Trademarks or challenge the Licensor’s right, title, interest in, or ownership of, its Licensed Trademarks or its registrations therefor; (c) apply for, or cause any other entity to apply for, the registration of any logo, symbol, trademark, service mark, company or corporate name, product name, domain name or a new social media account or address that does not exist as of the Distribution Date (e.g., a new Facebook or Twitter address) other than for licenses for a term of not less than ten (10) years hereunder and then in a manner that does not include the territory reserved to the Licensor in such addresses and otherwise is consistent with the territorial restrictions in this Agreement, or commercial slogan which (i) consists in whole or in part of the Licensor’s Licensed Trademarks that have been registered in such jurisdiction or (ii) is confusingly similar to the Licensor’s Licensed Trademarks that have been registered in such jurisdiction; or (d) take any action that would diminish or dilute the value, reputation or goodwill of the Licensor’s Licensed Trademarks or that would otherwise denigrate the image and reputation of the Licensor, tarnish the Licensor’s Licensed Trademarks or harm the Licensor’s goodwill in its Licensed Trademarks. Neither party shall take any action with an intent to diminish the value, reputation or goodwill of or that would otherwise denigrate the image and reputation of the Split-Ownership Brands, in each case in a manner that would result in a materially adverse effect on the value, ownership, or use of such Split-Ownership Brand by or to the other party in those jurisdictions in which such other party owns the Trademarks relating to such Split-Ownership Brand. For avoidance of doubt, to the extent that an exclusive license granted by a party hereunder as provided herein does not permit such party to use a Trademark for a particular purpose, such party shall not use a Trademark that is confusingly similar thereto for such purpose.

Section 3.12 Enforcement.

(a) Each Licensee will promptly notify the Licensor of any apparent infringement of, or challenge to, any Licensed Trademark licensed to the Licensee or any unfair competition, passing off, dilution or impairment or unauthorized trademark application or registration with respect thereto that comes to the attention of the Licensee. Each Licensor will promptly notify the Licensee of any apparent infringement of, or any claim by any person to any rights in, the Licensed Trademarks licensed by the Licensor that may affect the Licensee’s use of such Licensed Trademarks under this Agreement.

(b) Except as otherwise provided in this Section 3.12, the Licensor will at all times have the right, in its sole discretion, to take whatever steps it deems necessary or desirable to protect any Licensed Trademarks (other than Exclusively Licensed Trademarks that are licensed on a perpetual basis) from all harmful or wrongful activities of third parties. Such steps may include, but are not limited to, the filing and prosecution of: (i) litigation against infringement or unfair competition or passing off by third parties, (ii) opposition proceedings against applications for trademark or service mark registration for trademarks that are confusingly similar to any one or more of the Licensed Trademarks, (iii) cancellation proceedings against registration of trademarks that are confusingly similar to any one or more of the Licensed Trademarks and (iv) other appropriate administrative actions. The Licensee shall cooperate with the Licensor, at the Licensor’s reasonable request, in any such actions. Except as set otherwise forth in this Agreement, the Licensor shall be responsible for the Licensee’s reasonable costs and expenses incurred in such cooperation.

(c) Licensed Trademarks That Are Not Licensed Perpetually. In the case of an actual or alleged infringement of, or passing off, or unfair competition with respect to, any of the Exclusively Licensed Trademarks (other than an Exclusively Licensed Trademark that is licensed on a perpetual basis) by a third party within the scope of any exclusive license granted to the Licensee under this Agreement, the Licensor shall have the initial right, at its sole discretion, to bring any infringement, passing off and unfair competition litigation or proceeding. The Licensee shall have the right to participate at its own expense, including through counsel selected by the Licensee, in any such litigation or proceeding instituted by the Licensor, and the Licensor shall reasonably consult with the Licensee in connection therewith. Any monetary damages recovered in any such litigation or proceeding or through settlement shall be applied, first, in reimbursement of all expenses incurred by the Licensor in connection with bringing such litigation or proceeding and the remaining amount after reimbursement of such expenses shall be allocated as follows: (i) 25% of such amount shall be paid to Licensor and (ii) 75% of such amount shall be paid to the Licensee.

(d) If the Licensor has not (i) notified the Licensee within thirty 30 days following receipt of the Licensee’s notification pursuant to Section 3.12(a) that the Licensor will commence any such litigation or proceeding against an actual or alleged infringement of, or passing off, or unfair competition with respect to, any Exclusively Licensed Trademark (other than an Exclusively Licensed Trademark that is licensed on a perpetual basis) within the scope of the exclusive license granted to the Licensee and (ii) commenced such action reasonably promptly thereafter, the Licensee may commence and prosecute the litigation or proceeding against the third party at its own expense. The Licensor shall cooperate with the Licensee, at the Licensee’s reasonable request, in any such actions, and the Licensee shall be responsible for the Licensor’s reasonable expenses incurred in such cooperation. The Licensor shall have the right to participate at its own expense, including through counsel selected by the Licensor, in any such litigation or proceeding instituted by the Licensee. The Licensor agrees that any such action brought by the Licensee may be brought in the name of the Licensor if necessary for the Licensee to maintain the action. The Licensor shall promptly sign and execute all reasonably required documents to enable the Licensee to prosecute the litigation or proceeding in the name of the Licensor. Any monetary damages recovered in any such litigation or proceeding or through settlement shall be paid entirely to the Licensee.

(e) Perpetually Licensed Trademarks. Notwithstanding any provision contained herein to the contrary, in the case of any Exclusively Licensed Trademark that is exclusively licensed hereunder on a perpetual basis, the Perpetual Licensee will be solely responsible, in its sole discretion and at its own expense, for protecting such Exclusively Licensed Trademark within the scope of the exclusive rights granted under this Agreement in the jurisdictions in which such exclusive rights have been granted, by whatever lawful means may be necessary or appropriate, including by suit in the event that such Exclusively Licensed Trademarks are infringed, diluted, or subject to unfair competition, passing off or are challenged through opposition or other proceedings. The Perpetual Licensee may sue in the name of the Licensor if necessary to maintain standing to bring any litigation in connection with any actual or alleged infringement, unfair competition, passing off, or dilution of, or with respect to any such Exclusively Licensed Trademarks and the Licensor shall cooperate with the Perpetual Licensee in connection with any such litigation. The Licensor shall have the right to participate at its own expense, including by counsel selected by the Licensor, in any such litigation or proceeding instituted by the Licensee. The Licensor shall promptly sign and execute all reasonably required documents to enable the Perpetual Licensee to prosecute the litigation or proceeding in the name of the Licensor. Any monetary damages recovered in any such litigation or proceeding or through settlement shall be paid entirely to the Perpetual Licensee. The Perpetual Licensee shall be entitled to enter into any agreement, consent order or other resolution that relates solely to Exclusively Licensed Trademarks that are perpetually licensed to such Perpetual Licensee in a certain jurisdiction. Neither the Licensor nor the Licensee shall, however, enter into any agreement, consent order or other resolution of any claim by a third party that would materially adversely affect the other party’s rights under this Agreement with respect to a Licensed Trademark that is perpetually licensed without having obtained the respective other party’s written approval, which shall not be unreasonably withheld or delayed.

(f) Except as otherwise provided in Section 3.12(e), the Licensor shall at all times have the right, but not the obligation, to take whatever steps it deems necessary or desirable to defend all claims that the use of the Licensed Trademarks infringe, dilute, or constitute unfair competition or passing off with respect to the rights of a third party. The Licensee shall have the right to participate in such defense at its own expense to protect its rights under this Agreement relating to the Licensed Trademarks. Except as otherwise provided in Section 3.12(e), if the Licensee is named as a party to such a claim and the Licensor is not so named, the Licensor shall have the right to defend such action at its own expense, subject to the Licensee’s right to participate in such defense at its own expense. Each party shall cooperate, at the other party’s reasonable request, in such defense, and the other party shall be responsible for the cooperating party’s reasonable expenses incurred in such cooperation.

(g) Except as otherwise provided in Section 3.12(e), the Licensee shall not enter into any agreement, consent order or other resolution of a claim by or against a third party that affects the Licensed Trademarks without the Licensor’s prior written approval. To the extent the Licensor’s failure to approve such agreement, consent order or other resolution would result in a materially adverse effect on Licensee’s use of the Licensed Trademarks that are the subject thereof, Licensor’s approval shall not be unreasonably withheld or delayed. The Licensor shall not enter into any agreement, consent order or other resolution of any claim by a third party that would materially adversely affect the Licensee’s rights under this Agreement with respect to a Licensed Trademark that is not perpetually licensed without the Licensee’s prior written approval, which approval shall not be unreasonably withheld or delayed.

Section 3.13 Maintenance of Licensed Trademarks and Monitoring Obligations.

(a) The Licensor agrees to use commercially reasonable efforts, consistent with its general practices with respect to its own valuable Trademarks that it uses to maintain and renew all registrations of the Licensed Trademarks that are subject to exclusive licenses granted by the Licensor hereunder as long as they remain in use by the Licensee. All expenses associated with maintaining and renewing the registrations of Licensed Trademarks that are not licensed hereunder on a perpetual basis or for a term of ten (10) years hereunder shall be borne by the Licensor. The Licensee shall reimburse the Licensor for all expenses associated with maintaining and renewing the registrations of Licensed Trademarks that are licensed (whether in whole or in part) to the Licensee hereunder on a perpetual basis or for a term of ten (10) years promptly upon receipt of a written request by the Licensor for reimbursement of such expenses that is accompanied by appropriate substantiation. The Licensee shall be responsible for monitoring the trademark applications and registrations of third parties potentially conflicting with any GroceryCo Primary Brand or SnackCo Primary Brand, as the case may be, licensed to it hereunder on a perpetual basis or for a term of ten (10) years hereunder, including paying the cost of any watch service engaged to monitor the trademark applications and registrations of third parties potentially conflicting with such GroceryCo Primary Brands or SnackCo Primary Brands, as the case may be, in any jurisdiction in which the Licensee has been granted a perpetual license or a license for a term of ten (10) years. The Licensee shall have the right to approve counsel engaged by the Licensor to maintain and prosecute Licensed Trademarks that are licensed on a perpetual basis or for a term of ten (10) years, which approval shall not be unreasonably withheld or delayed, and, in the case of Licensed Trademarks that are licensed on a perpetual basis, such counsel engaged by the Licensor shall act at the reasonable direction of the Licensee.

(b) In the event that a Trademark for a particular jurisdiction in which a party has been granted ownership rights herein requires registration of such Trademark in a jurisdiction in which the other party has ownership rights hereunder in order to register or enforce such Trademark (e.g., Guadeloupe is covered by a French or European Community registration), the latter party shall cooperate with the former to provide such former party with rights to the fullest extent contemplated by this Agreement, and the expenses of such latter party in connection therewith shall be borne by the former party. Such cooperation may include filing and prosecuting trademark applications in the former party’s jurisdiction based on the latter party’s registration or application, the latter party assigning any rights or trademark applications or registrations limited to the former party’s Trademark in the former party’s jurisdiction to the former party if permissible, or granting the former party a fully-paid, royalty-free, exclusive, sublicenseable, and transferable license to the former party’s Trademark in the former party’s jurisdiction (which the latter party hereby grants, if applicable), and any other reasonably practicable steps to provide the former party the equivalent of ownership hereunder with respect to the former party’s applicable Trademark and jurisdiction.

Section 3.14 Responsibility for Proceedings and Litigation Pending on the Distribution Date; Assumption of Control of Prosecution of Assigned Trademark Applications.

Subject to Section 7.3 of the Separation Agreement, if a party to which a Trademark is being assigned hereunder cannot be promptly substituted as the party in interest in any proceedings or litigation pending on the Distribution Date relating to such Trademark, the party that owned such Trademark prior to the Distribution Date and is currently conducting such proceedings or litigation shall continue to be a party to such proceedings or litigation until the new owner of the Trademark is substituted in such proceedings or litigation, but shall follow instructions of the new owner of the Trademark with respect to the conduct of such proceedings or litigation at the cost of such new owner of the Trademark. The parties shall reasonably cooperate by executing and filing such powers of attorney and other documents as may be necessary or appropriate for GroceryCo IPCo to assume direct control and responsibility for the prosecution of all pending Trademark applications included in the GroceryCo Marks that are currently being prosecuted by a SnackCo Entity and for SnackCo IPCo to assume direct control and responsibility for the prosecution of all pending Trademark applications included in the SnackCo Marks that are currently being prosecuted by a GroceryCo Entity.

Section 3.15 Changes Affecting the European Union.

Following the admission into the European Union of any new member states after the Distribution Date, the parties agree to negotiate in good faith the geographical scope of any licenses granted under Section 3.1 that include the European Union. If following the Distribution the European Union is dissolved or otherwise ceases to exist, the parties agree to negotiate in good faith the geographical scope within the former European Union of any licenses granted under Section 3.1 that include the European Union, taking into consideration the countries in the former member states of the European Union in which the applicable GroceryCo Mark is being used and actively marketed on SnackCo Products as of the date of such dissolution (which such countries as at the Distribution Date are set forth in Schedule F hereto).

Section 3.16 Changes Affecting the List of Countries in Schedule A.

If following the Distribution for any reason whatsoever, the list of countries set forth in Schedule A becomes incorrect or if the allocation of certain countries to a certain group of countries in Schedule A is modified or if new countries are established or if two or more countries merge or extent the territory of trademark protection into the territory of another country, the parties shall negotiate in good faith the impact of such an event, if any, and the geographical scope of Trademark licenses affected by such an event.

Section 3.17 Permissible Fair Use.

For purposes of clarity nothing in this Agreement shall preclude any uses of a Trademark or, subject to Section 2.3, any application or registration that otherwise would constitute permissible fair use or not violate the other party’s rights if a third party were to make such use.

ARTICLE IV

DIVERSION

Section 4.1 Diversion.

(a) GroceryCo IPCo and its Affiliates will not, and will not authorize or encourage any distributor or customer (collectively “Customers”) to:

(i) sell products that are branded with a Split-Ownership Brand in any jurisdiction in which the other party owns such Split-Ownership Brand; or

(ii) sell products that are branded with a Licensed Trademark in any jurisdiction to which the license granted by SnackCo IPCo to GroceryCo IPCo does not extend.

GroceryCo IPCo and its Affiliates will each use commercially reasonable efforts to notify their Customers in the NA Countries, Mexico, and the Caribbean Countries, through a letter substantially in the form of the No-Diversion Letter, that any such sale by them of such products would infringe the Trademark rights and other rights and obligations of SnackCo IPCo and/or its Affiliates. Neither GroceryCo IPCo nor any of its Affiliates will sell any products that are branded with such Split-Ownership Brand or a Licensed Trademark, or sell such products to a Customer knowing (or where it ought reasonably to have known) that that Customer intends to sell such products, in a jurisdiction in which GroceryCo IPCo or its Affiliates are not entitled to sell such products.

(b) SnackCo IPCo and its Affiliates will not, and will not authorize or encourage any Customer to:

(i) sell products that are branded with a Split-Ownership Brand in any jurisdiction in which the other party owns such Split-Ownership Brand; or

(ii) sell products that are branded with a Licensed Trademark in any jurisdiction to which the license granted by GroceryCo IPCo to SnackCo IPCo does not extend.

SnackCo IPCo and its Affiliates will each use commercially reasonable efforts to notify their Customers in the NA Countries, Mexico, and the Caribbean Countries, through a letter substantially in the form of the No-Diversion Letter, that any such sale by them of such products would infringe the Trademark rights and other rights and obligations of GroceryCo IPCo and/or its Affiliates. Neither SnackCo IPCo nor any of its Affiliates will sell any products that are branded with such Split-Ownership Brand or a Licensed Trademark, or sell such products to a Customer knowing (or where it ought reasonably to have known) that that Customer intends to sell such products, in a jurisdiction in which SnackCo IPCo or its Affiliates are not entitled to sell such products.

Section 4.2 Best Practice Preventing Diversion.

With respect to products that are sold or distributed by or under the direction of the future export organizations of GroceryCo IPCo or SnackCo IPCo, or their respective Affiliates, subject to Section 4.1, each party and its Affiliates shall review orders incoming from its Customers to see whether the quantities or frequency of such orders provide indicia that a Customer intends to divert products into a jurisdiction in violation of Section 4.1. In order to combat diversion of product in violation of Section 4.1, the parties shall apply best practices for preventing diversion, consistent with such best practices in place today employed by the current export organization of Kraft Foods Inc. or its Affiliates as of the Distribution Date (including (i) conducting due diligence on potential Customers prior to the first shipment, (ii) stickering products sold to foreign destinations, where customary and appropriate, (iii) shipping products to final destinations of Customers, where customary and appropriate, (iv) ensuring regulatory compliance of products with destination markets and (v) including in its Customer contracts a no-diversion clause substantially the same as the no-diversion clause set forth in Kraft Foods Inc.’s or its Affiliates’ Customer contracts immediately prior to the Distribution). Neither party nor any of its Affiliates may prohibit any Customer located in the European Union from carrying out unsolicited product orders that the Customer has received from a Person in a European Union member state for delivery and consumption in a European Union member state which is not supplied by the Customer.

Section 4.3 Diversion Panel.

(a) Within fourteen (14) days following the Distribution Date and for a period of two (2) years as of the Distribution Date, the parties shall establish and operate a panel consisting of one senior representative from each of GroceryCo and SnackCo (the “Diversion Panel”) who will discuss and review actual or potential cases of product diversion in violation of Section 4.1 that either party considers sufficiently substantial to be brought to the attention of the other party. Upon such a case being raised to the Diversion Panel, the party whose Customers are suspected to have caused or to intend to cause diversion of product shall promptly initiate reasonable investigations into the root cause, duration and scope of the diversion case reported and make good faith efforts to prevent occurrence or recurrence of diversion of product. The party which is obliged to investigate a diversion case that was reported by the other party shall regularly update the other party in the Diversion Panel meetings, and outside these meetings in writing, on the progress and the findings of the investigation and on the implementation of remediation measures to prevent diversion of product. The Diversion Panel shall ordinarily meet in person once a quarter. In addition, either party may request an extraordinary Diversion Panel meeting, in which case the Diversion Panel shall meet no later than ten (10) Business Days following the receipt by the other party of the request for such an extraordinary Diversion Panel meeting. The review by the Diversion Panel of an actual or potential diversion case shall not prevent the party affected by diversion from pursuing any legal action against the other party or its Customers.

(b) After two (2) years following the Distribution Date, the parties shall no longer meet quarterly as provided in Section 4.3(a). Both parties, however, will continue to appoint a senior representative and reasonably cooperate, and cause such senior representative to communicate and reasonably cooperate with the senior representative of the other party as reasonably requested by such other party, in order to continue to use good faith efforts to prevent occurrence or recurrence of diversion of any product in violation of Section 4.1 and will meet upon request of either party, if a party believes substantial diversion has occurred or will occur in violation of Section 4.1 to resolve issues prior to involving a Diversion Auditor.

Section 4.4 Material Diversion and Diversion Auditor.

(a) If in a party’s reasonable opinion the value of products branded with the perpetually Licensed Trademarks “Tang”, “Kool-Aid”, “Jell-O” or “MiO” (solely if and to the extent a Trademark registration is obtained in Latin America for the “MiO” GroceryCo Mark) that were diverted in violation of Section 4.1 is material (being understood to mean that the estimated value of such diverted or intended to be diverted products is no less than five (5)

million US Dollars of net revenues to the selling party over the course of one calendar year aggregated across all applicable jurisdictions (by way of example, three (3) million US Dollars of “Tang” into Mexico and two (2) million US Dollars of “Tang” into Puerto Rico), as adjusted for inflation each year following the Distribution Date by the percentage increase (or decrease) of the All Items Consumer Price Index for All Urban Consumers published by the Bureau of Labor Statistics of the United States Department of Labor (or any successor of such consumer price index)) (“Material Diversion”), the party affected by such Material Diversion (the “Infringed Party”) shall promptly bring such case to the attention of the Diversion Panel. The Infringed Party shall also be entitled to instruct a reputable independent public accountant working on an hourly or flat fee basis and does not receive a contingency fee or other bounty or bonus fee (the “Diversion Auditor”) to conduct a review of the orders, books and records (to the extent relating to the brands that are the subject of the Material Diversion at issue) of the party whose Customers are suspected to have caused diversion of product (the “Accused Party”); provided that the Diversion Auditor shall be at the time of its selection one of the four (4) largest accounting firms in the NA Countries (which as of the Distribution Date would be Deloitte, Ernst & Young, KPMG, or PwC). Once a Diversion Auditor is selected with respect to an actual or suspected Material Diversion pursuant to this Section 4.4, such Diversion Auditor may not be replaced with respect to such actual or suspected Material Diversion. Through such audit (“Diversion Audit”), the Diversion Auditor shall be required to reach a determination on whether the Accused Party was actively or passively facilitating Material Diversion. If the Accused Party has admitted actively or passively facilitating Material Diversion or the Diversion Auditor concludes on a balance of probabilities that the Accused Party was actively or passively facilitating Material Diversion, the Accused Party’s liability for Material Diversion affecting the Infringed Party shall be considered proven.

(b) Subject to Sub-Section 4.4(c) below, if the Diversion Auditor (i) is unable to reasonably conclude on a balance of probabilities that the Accused Party was actively or passively facilitating Material Diversion and (ii) has reasonably found indicia suggesting the Accused Party’s active or passive facilitation of Material Diversion, a rebuttable presumption shall arise that the Accused Party has actively or passively facilitated Material Diversion and the Accused Party shall bear the burden of proving to the reasonable satisfaction of the Diversion Auditor that it did not actively or passively facilitate Material Diversion affecting the Infringed Party. If the Accused Party fails to discharge its burden of proof, then the Accused Party shall be deemed to have facilitated Material Diversion affecting the Infringed Party and the same shall be noted in the Diversion Audit Report. If the Accused Party succeeds in discharging its burden of proof, then the Diversion Auditor shall determine that the Accused Party was not facilitating Material Diversion affecting the Infringed Party and the same shall be noted in the Diversion Audit Report.

(c) If the Accused Party’s Customer that is suspected to have caused Material Diversion is a Large North American Customer and the Accused Party has proven to the reasonable satisfaction of the Diversion Auditor that

(i) the Accused Party has sent the Customer a No-Diversion letter pursuant to Section 4.1; and

(ii) such Customer ships products that is the subject of a Material Diversion into the Infringed Party’s jurisdiction(s) in such quantities (up to ten percent (10%) of the Accused Party’s sales of such products to such Customer) that would not raise suspicions to a reasonably diligent business person; and

(iii) the Accused Party has credibly assured that it did not know that such Customer has caused or intended to cause Material Diversion;

then the net revenues of the Accused Party related to sales to such Large North American Customer shall not be included in the calculation of the total net revenues of diverted product for the purposes of assessing whether the net revenue threshold set forth in Section 4.4(a) for a Material Diversion has been met; provided, however, that the Infringed Party shall continue to otherwise retain all available legal rights to pursue a claim against the Accused Party or such Large North American Customer for trademark infringement.

Section 4.5 Cooperation.

The Accused Party shall cooperate with the Diversion Auditor in good faith throughout the Diversion Audit and shall disclose all orders, books, records and other information (including but not limited to interviews with employees of the Accused Party) to the extent relating to the brands that are the subject of the Material Diversion at issue and reasonably necessary to enable the Diversion Auditor to reach a determination on the questions within the scope of the Diversion Audit. At the end of the Diversion Audit, the Diversion Auditor shall issue a written audit report (the “Diversion Audit Report”) detailing the findings, observations and determinations of the Diversion Auditor concerning the matters within the scope of the Diversion Audit. The Diversion Audit Report shall contain (inter alia) an estimate or the exact amount of the value of any diverted product in violation of Section 4.1. In no case may the Diversion Audit Report contain sensitive business data of the Accused Party (which information the Infringed Party shall ensure the Diversion Auditor agrees in writing to maintain confidential and not use for any other purpose). The draft of the Diversion Audit Report shall first be sent by the Diversion Auditor to the Accused Party who shall have thirty (30) calendar days from receipt thereof in which to review the draft Diversion Audit Report and lodge in writing with the Diversion Auditor any objections to the findings, observations or determinations therein contained. If the Accused Party lodges any such objections within such thirty (30) calendar day period, the Diversion Auditor shall consider such objections in good faith within fifteen (15) Business Days following receipt thereof and shall make such amendments (if any) to the draft Diversion Audit Report as he in his absolute discretion sees fit. The Diversion Auditor shall then send the final version of the Diversion Audit Report to both parties. In the absence of manifest error, the findings of the Diversion Auditor in the Diversion Audit Report shall be final and binding upon the parties.

Section 4.6 Costs of Diversion Audit.

The costs of a Diversion Audit shall be borne by the party that commissioned the Diversion Auditor, unless the Accused Party has admitted, or the Diversion Audit Report has concluded in accordance with this Article IV that the Accused Party has actively or passively facilitated Material Diversion. In such a case, the Accused Party shall reimburse the party that commissioned the Diversion Auditor all costs and reasonable expenses of such Diversion Audit within fourteen (14) days following the receipt of the corresponding invoice.

Section 4.7 Liquidated Damages.

(a) The parties acknowledge and agree that (i) in the event of Material Diversion, the amount of actual damages sustained by the Infringed Party would be impossible or extremely difficult to calculate, (ii) for each additional case of Material Diversion, the damage to the Infringed Party would increase on an exponential (and not linear) basis, due to the effect on the product brand and associated goodwill and reputation and (iii) the amounts required to be paid in the event of Material Diversion, as set forth in Sections 4.7(b) and (c), are a reasonable estimation of the probable damages likely to be sustained by the Infringed Party in such event. Accordingly, the parties agree that in the event of Material Diversion, (x) certain payments shall be made pursuant to and in accordance with the terms of Sections 4.7(b) and (c), as liquidated damages and not a penalty, and (y) the payments set forth in Section 4.7(b) and (c) are not intended to compel the other party’s performance hereunder or constitute a penalty or punitive damages for any purpose.

(b) If Material Diversion has been, admitted by the Accused Party, or confirmed in the Diversion Audit Report in accordance with this Article IV:

(i) for the first time, the Accused Party shall pay a liquidated damages amount equal to 2x (two times) the estimated gross profit the Infringed Party has lost from the Accused Party’s actively or passively facilitating Material Diversion pursuant to the findings in the Diversion Audit Report, which estimated gross profit shall be determined by the amount of product subject to the Material Diversion, as reflected in the Diversion Audit Report, multiplied by the average gross profit margin of the Infringed Party for such product (or equivalent product) for the preceding calendar year;

(ii) for the second time, the Accused Party shall pay a liquidated damages amount equal to 3x (three times) the estimated gross profit the Infringed Party has lost from the Accused Party’s actively or passively facilitating Material Diversion pursuant to the findings in the Diversion Audit Report, which estimated gross profit shall be determined by the amount of product subject to the Material Diversion, as reflected in the Diversion Audit Report, multiplied by the average gross profit margin of the Infringed Party for such product (or equivalent product) for the preceding calendar year; and

(iii) for all further admitted or confirmed cases of facilitation of Material Diversion:

(1) the Accused Party shall pay a liquidated damages amount equal to 3x (three times) the estimated gross profit the Infringed Party has lost from the Accused Party’s actively or passively facilitating Material Diversion pursuant to the findings in the Diversion Audit Report, which estimated gross profit shall be determined by the amount of product subject to the Material Diversion, as reflected in the Diversion Audit Report, multiplied by the average gross profit margin of the Infringed Party for such product (or equivalent product) for the preceding calendar year; and

(2) the Infringed Party shall have the right to, in lieu of such liquidated damages, acquire the business pursuant to Section 4.8.

(c) The Accused Party shall render such liquidated damages payments to the Infringed Party no later than thirty (30) calendar days following the receipt of the corresponding invoice of the Infringed Party.

Section 4.8 Acquisition of Perpetual Trademark License.

(a) If the Infringed Party has been affected at least three times by admitted or confirmed facilitation of Material Diversion by the same Accused Party of the same product in the jurisdiction(s) described in Schedule M hereto within ten years (“Repeated Diversion”), the Infringed Party shall have the option, in lieu of liquidated damages under Section 4.7(b)(iii)(1), to terminate the Applicable Trademark License (as defined in Schedule M hereto) (the “Buy-Back Option”) upon (i) provision of written notice (the “Buy-Back Notice”) to such Accused Party and to the Licensee under the Applicable Trademark License (the “Applicable Licensee”) and (ii) payment to the Applicable Licensee (the “Buy-Back Payment”) of an amount equal to six (6) times Adjusted EBITDA for the relevant business conducted under the Applicable Trademark Licenses (the “Relevant Business”). The foregoing (i) and (ii) shall be deemed the “Buy-Back”. At a minimum the assets to be transferred as part of the Relevant Business will include, to the extent related to the products in the territories subject to the Applicable Trademark License and requested by the Infringed Party in its discretion:

(i) Trademark rights to brand(s) (e.g., Tang or Jell-O & Kool-Aid) and all exclusively related Sub-Brands and Trade Dress;

(ii) Rights to any brand-specific web domains or social media accounts or addresses (facebook, twitter accounts, etc.);

(iii) Rights (on a non-exclusive basis if shared with other brands) to any patents and trade secrets (including recipes and formulas) specifically related to the brand(s)

(iv) Rights to any GroceryCo Brand-Related Copyrights or SnackCo Brand-Related Copyrights, as the case may be, specifically related to the brands;

(v) Any brand-specific manufacturing equipment (dedicated production or packaging lines, molds, tooling, etc.), as desired by the Infringed Party;

(vi) Existing finished product and packaging inventories, which should equal no less than the average inventory for the twelve (12) month period immediately preceding the effective date of the Buy-Back;

(vii) A license to use the other party’s Trademarks, Sub-Brands and Trade Dress utilized on existing inventory for up to twelve (12) months following the effective date of the Buy-Back;

(viii) Customer lists with SKU-level pricing, trade spending details and volumes by customer and customer contact details;

(ix) All marketing materials related exclusively to the Related Business, including advertising, promotional, and sales and training materials;

(x) Assignment of any contracts related to sub-licensing of Trademarks or any product-related governmental permits;

(xi) Assignment of all marketing, sales, distribution, and other agreements exclusively related to the Related Business; and

(xii) Transitional services as reasonably needed by the Infringed Party for up to six (6) months after the effective date of the Buy-Back at fully allocated costs plus a 6% markup.

For the avoidance of doubt, the assets and liabilities subject to the Buy-Back Option will not include any cash, debt, payables, or receivables.

(b) Within thirty (30) Business Days of receipt of a Buy-Back Notice, the Applicable Licensee shall deliver to the Infringed Party a written statement calculating Adjusted EBITDA and the amount of the Buy-Back Payment (the “AEBITDA Statement”) together with the most recent annual and interim financial statements for the Relevant Business. The Applicable Licensee (i) shall make reasonably available to the Infringed Party upon reasonable advance notice prior to the Infringed Party’s acceptance of the AEBITDA Statement any additional financial statements and any work papers that were used by the Applicable Licensee in preparation of the AEBITDA Statement and (ii) shall respond promptly to the Infringed Party’s requests for additional information with respect to the Adjusted EBITDA calculation. The AEBITDA Statement shall not be binding upon the Infringed Party if the Infringed Party timely exercises its right to dispute the AEBITDA Statement in accordance with the procedures set forth in Section 4.8(c) below.

(c) If the Infringed Party objects to an AEBITDA Statement, the Infringed Party shall deliver a statement of objection (including reasonable details of such objection) to the Applicable Licensee within fifteen (15) Business Days after receiving such AEBITDA Statement. The Infringed Party and the Applicable Licensee shall use reasonable efforts to promptly resolve any objection. If the Infringed Party and the Applicable Licensee do not obtain a final resolution within fifteen (15) Business Days after the Applicable Licensee has received the Infringed Party’s statement of objections, the Infringed Party and the Applicable Licensee shall select a mutually acceptable independent public accountant that is working on an hourly or flat fee basis and does not receive a contingency fee or other bounty or bonus fee. Such accountant shall be instructed to determine the final amount of the Buy-Back Payment within twenty (20) Business Days of the date of its appointment. The Applicable Licensee shall revise the AEBITDA Statement if necessary and as appropriate to reflect the resolution of any objections thereto, if any, pursuant to this Section 4.8(c). The determination of such accountant shall be set forth in writing and shall be conclusive and binding upon the Infringed Party and the Applicable Licensee. The fees and expenses of such accountant shall be borne equally by the Applicable Licensee and the Infringed Party.

(d) Following election of the Buy-Back Option and termination of the Applicable Trademark Licenses, the Applicable Licensee shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable to consummate and make effective the Buy-Back Option.

(e) Notwithstanding the foregoing, the Buy-Back Option shall not extend to the “MiO” GroceryCo Mark.

Section 4.9 Legal Actions.

Nothing in this Article IV shall prevent a party affected by diversion of product in violation of Section 4.1 from, subject to Section 4.4(c) and Article VII (as applicable), initiating suitable legal actions against the other party or its Customers in order to seek compensation, or to ban, hinder or avoid any form of such diversion of product; provided, however, that the liquidated damages set out in Section 4.7 above shall be the sole and exclusive monetary remedy of the Infringed Party in respect of facilitation by the Accused Party of any Material Diversion.

ARTICLE V

FURTHER ASSURANCES AND ADDITIONAL COVENANTS

Section 5.1 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties shall use its reasonable best efforts on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Law, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, each party shall cooperate with the other party, and without any further consideration, but at the expense of the requesting party, to (i) execute and deliver, or use its reasonable best efforts to cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such party may reasonably request to execute and deliver to the other party, (ii) make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents, approvals or authorizations of, any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument and (iii) take all such other actions as such party may reasonably be requested to take by any other party from time to time, consistent with the terms of this Agreement in order to effectuate the provisions and purposes of this Agreement and the transfers of the GroceryCo Marks and the SnackCo Marks and the other transactions contemplated hereby and thereby.

Section 5.2 Change of SnackCo Name. SnackCo IPCo agrees that, as soon as practicable (and in any event within five (5) days) after the Distribution, SnackCo shall cause to be filed with the Secretary of State of the states in which SnackCo is organized or is doing business, an amendment to its certificate of incorporation or qualification to do business to change its name to a new name that does not include “Kraft.”

ARTICLE VI

TERMINATION

Section 6.1 Termination. This Agreement shall terminate automatically upon any termination of the Separation Agreement by the Kraft Foods Inc. Board at any time prior to the Distribution.

Section 6.2 Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, no party (or any of its directors or officers) shall have any Liability or further obligation to any other party with respect to this Agreement.

Section 6.3 Agreement Otherwise Not Terminable.

Except as and to the extent expressly set forth in this Agreement, this Agreement and the rights granted herein may not be terminated (including as a result of breach of this Agreement) without the express written consent of the parties hereto.

ARTICLE VII

DISPUTE RESOLUTION

Section 7.1 Step Process. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof (a “Dispute”), shall be resolved: (a) first, by negotiation and then by mediation as provided in Section 7.2; and (b) then, if negotiation and mediation fail, by binding arbitration as provided in Section 7.3. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article VII shall be the exclusive means for resolution of any Dispute. The initiation of mediation or arbitration hereunder will toll the applicable statute of limitations for the duration of any such proceedings.

Section 7.2 Negotiation and Mediation. If either party serves written notice of a Dispute upon the other party (a “Dispute Notice”), the parties will first attempt to resolve such Dispute by direct discussions and negotiation. If a Dispute is not resolved within forty five (45) days, the parties will attempt to settle the dispute by mediation under the current Center for Public Resources/International Trademark Association (“CPR/INTA”) Model Procedure for Mediation of Trademark and Unfair Competition Disputes. The mediator will be selected from the CPR/INTA Panel of neutrals in accordance with its selection process. If a good faith attempt by the parties to select from this Panel does not result in the selection of an available suitable mediator, the parties will ask CPR to further assist in the selection in accordance with its standard selection process using other panels.

Section 7.3 Arbitration.

(a) If mediation conducted pursuant to Section 7.2 fails to resolve the Dispute within forty five (45) days of the demand for mediation, either party shall have the right to commence arbitration. In that event, the Dispute shall be resolved by final and binding arbitration administered by the International Centre for Dispute Resolution (the “ICDR”) in accordance with its International Arbitration Rules. The place of arbitration shall be New York City, New York. Any Dispute concerning the propriety of the commencement of the arbitration shall be finally settled by such arbitration. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof or having jurisdiction over the relevant party or its Assets.

(b) The number of arbitrators shall be three. The claimant shall designate an arbitrator in its request for arbitration and the respondent shall designate an arbitrator in its answer to the request for arbitration. When the two co-arbitrators have been appointed, they shall have 21 days to select the chair of the arbitral tribunal, and if they are unable to do so, the ICDR shall appoint the chair by use of the “list method.”

Section 7.4 Interim Relief. The parties acknowledge and agree that a party would suffer irreparable harm from a breach by the other party of this Agreement, and that remedies other than injunctive relief may not fully compensate or adequately protect the non-breaching party for or from such a violation. Therefore, at any time during the pendency of a Dispute between the parties, either party has the right to apply to any court of competent jurisdiction for interim relief, including pre-arbitration attachments or injunctions, necessary to preserve the parties’ rights or to maintain the parties’ relative positions until such time as the arbitration award is rendered or the Dispute is otherwise resolved. During the pendency of any Dispute and/or any such interim relief proceeding, the parties shall continue to perform all obligations under this Agreement.

Section 7.5 Remedies. The arbitrators shall have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement nor any right or power to award punitive, exemplary or treble (or other multiple) damages.

Section 7.6 Expenses. Each party shall bear its own costs, expenses and attorneys’ fees in pursuit and resolution of any Dispute; provided, however, that, in the event of any arbitration pursuant to Section 7.3, the non-prevailing party shall bear both parties’ costs and expenses incurred in connection with such arbitration (including reasonable attorneys’ fees and the fees of any arbitrator).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Coordination with Certain Ancillary Agreements; Conflicts. Except as otherwise expressly provided in this Agreement, in the event of any conflict or inconsistency between any provision of any of the Separation Agreement or any other Ancillary Agreements and any provision of this Agreement, this Agreement shall control over the inconsistent provisions of the Separation Agreement or any other Ancillary Agreements as to the matters specifically addressed in this Agreement. For the avoidance of doubt, the Tax Sharing Agreement shall govern all matters (including dispute resolution and any indemnities and payments among the parties) relating to Taxes or otherwise specifically addressed in the Tax Sharing Agreement.

Section 8.2 Expenses. Except as expressly set forth in this Agreement, all fees, costs and expenses paid or incurred in connection with the performance of this Agreement, whether performed by a third party or internally, will be paid by the party incurring such fees or expenses. For the avoidance of doubt, (a) SnackCo IPCo will be responsible for any transfer and recordal fees related to the transfer of any SnackCo Brand IP to SnackCo IPCo and (b) GroceryCo IPCo will be responsible for any transfer and recordal fees related to the transfer of any GroceryCo Brand IP to GroceryCo IPCo.

Section 8.3 Amendment and Modification. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 8.4 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 8.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile, upon written confirmation of receipt by facsimile, e mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i)	if to SnackCo IPCo or any other SnackCo Entity, to:

Mondelēz International, Inc.

Address 1: Three Parkway North, Deerfield, Illinois, 60015, U.S.A.

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Mondelēz International, Inc.

Address 1: Three Parkway North, Deerfield, Illinois, 60015, U.S.A.

Attention: Chief Trademark Counsel

(ii)	if to GroceryCo IPCo or any other GroceryCo Entity, to:

Kraft Foods Group

Address 1: Three Lakes Drive, Northfield, Illinois, 60093, U.S.A.

Attention: General Counsel

with a copy (which shall not constitute notice) to:

Kraft Foods Group

Address 1: Three Lakes Drive, Northfield, Illinois, 60093, U.S.A.

Attention: Chief Trademark Counsel

Section 8.6 Interpretation. When a reference is made in this Agreement to a Section, Article, Annex or Schedule such reference shall be to a Section, Article, Annex or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Schedule to this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Schedule, Annex or Exhibit but not otherwise defined therein shall have the meaning as defined in this Agreement or the Separation Agreement. All Schedules, Annexes and Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified. The word “day” when used in this Agreement shall mean “calendar day,” unless otherwise specified.

Section 8.7 Entire Agreement. This Agreement and the Separation Agreement and the other Ancillary Agreements and the Annexes, Exhibits, Schedules and Appendices hereto and thereto constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof. This Agreement shall not be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any party with respect to the transactions contemplated hereby and thereby other than those expressly set forth herein or therein or in any document required to be delivered hereunder or thereunder. Notwithstanding any oral agreement or course of action of the parties or their representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 8.8 No Third Party Beneficiaries; Affiliates. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement. Without limitation to the foregoing, and for clarity, (i) references to Affiliates of a party herein does not render such Affiliates a party to this Agreement, (ii) each party hereto shall be responsible for providing to its Affiliates pursuant to separate agreements or other arrangements any rights or benefits that such Affiliates may enjoy as a result of this Agreement and (iii) each party hereto shall be responsible for causing its Affiliates to comply with the applicable provisions of this Agreement.

Section 8.9 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal Laws of the State of New York, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York (other than Section 5-1401 of the New York General Obligations Law).

Section 8.10 Assignment. Subject to Section 3.7, and except as expressly permitted in this Section 8.10, this Agreement or any of the rights, interests or obligations hereunder or thereunder may not be assigned or otherwise transferred or delegated, in whole or in part, by operation of law or otherwise, by any party or its Affiliates without the prior written consent of the other party, which shall not be unreasonably withheld or delayed, and any such assignment without such prior written consent shall be null and void. Subject to Section 3.7, a party and its Affiliates shall be permitted, without the prior written consent of the other party, to assign or otherwise transfer (a) any Trademarks (and corresponding copyrights) that it or its Affiliates own and that are subject to this Agreement and such party’s and its Affiliates’ rights, interests or obligations hereunder with respect thereto, or (b) its or their rights, interests or obligations hereunder to any successor to all or substantially all of the business or assets of such party and its Affiliates; provided that in each of the foregoing (a) and (b) any such assignee or transferee expressly assumes in writing (with the other party named as an intended third-party beneficiary thereof) all of the obligations of such party under this Agreement. Notwithstanding the foregoing, in the event that SnackCo IPCo or one of its Affiliates assigns or otherwise transfers the “Back to Nature” SnackCo Marks, and a contract that SnackCo IPCo or an Affiliate of SnackCo IPCo is a party to provides that the license to GroceryCo IPCo is to continue pursuant to a new license agreement to be entered by GroceryCo IPCo (or one of its Affiliates) with respect to the “Back to Nature” SnackCo Marks in connection with such assignment or other transfer, GroceryCo IPCo (or such designated Affiliate) shall enter into such license agreement if such new license is on substantially the same terms and conditions contained herein with respect thereto or shall use commercially reasonable efforts to enter into such license agreement if such license agreement seeks to alter the terms hereof, and the license granted under Section 3.2(c)(ii) solely with respect to such SnackCo Marks shall terminate immediately upon GroceryCo IPCo (or such designated Affiliate) entering into such new license. This Agreement shall be binding on and enure for the benefit of the successors and permitted assigns of each party.

Section 8.11 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.13 Facsimile Signature. This Agreement may be executed by facsimile signature and a facsimile signature shall constitute an original for all purposes.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.

KRAFT FOODS GLOBAL BRANDS LLC

By:	/s/ Gerhard Pleuhs
Name: Gerhard Pleuhs
Title: Authorized Signatory

KRAFT FOODS GROUP BRANDS LLC

By:	/s/ Timothy R. McLevish
Name: Timothy R. McLevish
Title: Authorized Signatory